Form 8-K Exhibit Notice:

This Agreement is included as an exhibit to the Form 8-K to provide information regarding its terms. Except for its status as the contractual document between the parties with respect to the stock purchase described herein, it is not intended to provide factual information about the parties. The representations and warranties contained in this Agreement were made only for purposes of this Agreement and as of specific dates, were solely for the benefit of the parties hereto, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. They should be viewed by investors in this context.

Schedules omitted in accordance with Item 601(b)(2) of Regulation S-K.

The Company will furnish supplementally a copy of such omitted schedule to the Securities and Exchange Commission (the "Commission") upon the Commission's request; provided, however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXECUTION VERSION

Stock Purchase Agreement
by and among
PTC Inc.,
Kepware, Inc.,
EAP Holdings, Inc.,
and
The Seller Owners Specified herein
Dated as of December 22, 2015

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

INDEX OF EXHIBITS AND SCHEDULES
Exhibits and Schedules                                                                      Description
Exhibit A	Form of Escrow Agreement
Schedule I	Seller Owners, Share Ownership, Company Phantom Units, Stock Appreciation Rights, Pro Rata Share, Percentage Ownership of Seller
Schedule II	Remediation Schedule
Schedule 1.8	Earn-Out Provisions

STOCK PURCHASE AGREEMENT
This Stock Purchase Agreement (as amended, restated or supplemented from time to time, this "Agreement") is made and entered into as of December 22, 2015 (the "Agreement Date") by and among PTC Inc., a Massachusetts corporation ("Buyer"), Kepware, Inc., a Maine corporation (the "Company"), EAP Holdings, Inc., a Delaware corporation ("Seller"), and, solely for purposes of Sections 5.3, 5.7, 5.9, 5.10, 5.11, 5.17, 5.21, and Articles VII, IX and X hereof, the Seller Owners listed on Schedule I hereto.
RECITALS
The Seller is, and as of Closing Seller will be, the record and beneficial owner of all of the outstanding shares of Company Common Stock (the "Shares") and desires to sell to Buyer all of the Shares, and Buyer desires to purchase all of the Shares from the Seller, upon the terms and subject to the conditions set forth herein.
To induce Buyer to enter into this Agreement, each of the Key Personnel has accepted an offer of employment with Buyer and has executed and delivered all agreements and other documents required by Buyer relating to such employment, including each Offer Package Agreement.
NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

 PURCHASE AND SALE
1.1.                                    Purchase and Sale.  Upon the terms and subject to the conditions set forth herein and in consideration of the Purchase Price, at the Closing Seller shall sell, assign, convey, transfer and deliver its Shares to Buyer, and Buyer shall purchase from Seller, and take delivery from Seller of, Seller's Shares, free and clear of all Liens.
1.2.                                    Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the consummation (the "Closing") of the purchase and sale of the Shares and the other transactions contemplated by this Agreement and the Related Agreements (collectively the "Transactions") will take place on or as promptly as practicable after January 6, 2016, and thereafter, no later than four (4) Business Days, following the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts, 02110 unless another place or date is agreed to by Buyer and Seller.  The date upon which the Closing occurs is herein referred to as the "Closing Date".
1.3.                        Purchase Price; Payment; Escrow; Allocation Certificate; Withholding.
(a) Purchase Price.  The aggregate consideration to be paid by Buyer to the Seller for the Shares (the "Purchase Price") shall be an amount in cash (without interest) equal to $100,000,000 (the "Gross Purchase Price"), (i) minus (without duplication and, in each case, to the extent not paid as of immediately prior to the Closing): (A) the aggregate Acquisition Expenses, (B) the aggregate Indebtedness of the Company and the Subsidiaries, (C) the Working Capital Adjustment, if any, (D) the aggregate amount of all Change in Control Payments, including any related employer portion of employment Taxes attributable thereto, (E) the aggregate amount payable at Closing in respect of the Company Phantom Units, including any related employer portion of employment Taxes attributable thereto, (F) the aggregate amount payable at Closing in respect of the Stock Appreciation Rights, including any related employer portion of employment Taxes attributable thereto, and (G) the aggregate amount of all Other Payments, plus (ii) the right to receive the Earn-Out Consideration, if any, calculated in accordance with and pursuant to Section 1.8 and Schedule 1.8.
(i)                        The "Working Capital Adjustment" will be an amount equal to the absolute value of the following:
(A)                        if the Closing Net Working Capital is less than the Target Net Working Capital Amount, then the Working Capital Adjustment will equal the difference between the Closing Net Working Capital and the Target Net Working Capital Amount; and
(B)                        if the Closing Net Working Capital is equal to or greater than the Target Net Working Capital Amount, then the Working Capital Adjustment will be zero.
(ii)                        The Purchase Price shall be paid as set forth in Section 1.3(b).
(b) Payment of Estimated Purchase Price.
(i)                        The "Estimated Purchase Price", as calculated at Closing, shall be an amount in cash (without interest) equal to the Gross Purchase Price minus (without duplication and, in each case, to the extent not paid as of immediately prior to the Closing): (A) the aggregate Acquisition Expenses as shown on the Allocation Certificate, (B) the aggregate Indebtedness of the Company and the Subsidiaries as shown on the Allocation Certificate, (C) the Estimated Working Capital Adjustment, if any, (D) the aggregate amount of all Change in Control Payments, including any related employer portion of employment Taxes attributable thereto, as shown on the Allocation Certificate,  (E) the aggregate amount payable at Closing in respect of the Company Phantom Units, including any related employer portion of employment Taxes attributable thereto, as shown on the Allocation Certificate, (F) the aggregate amount payable at Closing in respect of the Stock Appreciation Rights, including any related employer portion of employment Taxes attributable thereto, as shown on the Allocation Certificate, and (G) the aggregate amount of all Other Payments (the "Estimated Purchase Price").  The Estimated Purchase Price is subject to further adjustment in accordance with Section 1.3(e) and Section 1.6.
(ii)                        The "Estimated Working Capital Adjustment" will be an amount equal to the absolute value of the following:
(A)                        if the Estimated Closing Net Working Capital is less than the Target Net Working Capital Amount, then the Estimated Working Capital Adjustment will be equal to the difference between the Estimated Closing Net Working Capital and the Target Net Working Capital Amount; and
(B)                        if the Estimated Closing Net Working Capital is equal to or greater than the Target Net Working Capital Amount, then the Estimated Working Capital Adjustment will be zero.
(iii)                        Upon the terms and subject to the conditions of this Agreement, at the Closing, subject to Seller delivering to Buyer the certificate(s) representing Seller's Shares duly and properly endorsed for transfer, Buyer shall pay to Seller with respect to Seller's Shares, net of the Escrow Amount and subject to reduction pursuant to Section 1.3(e), an amount in cash (without interest) equal to the Estimated Purchase Price.  Such payment shall be made by wire transfer of federal funds to an account designated by Seller as set forth on the Allocation Certificate.
(c) Escrow.  On the Closing Date, Buyer shall deposit with Wells Fargo Bank, National Association (the "Escrow Agent") a portion of the Purchase Price equal to $10,000,000 in cash (the "Escrow Amount", and together with any interest and other income earned thereon, the "Escrow Fund").  The Escrow Fund shall be held in trust by the Escrow Agent pursuant to the terms of an escrow agreement substantially in the form of Exhibit A (the "Escrow Agreement") and shall be released in accordance with the terms thereof.  The parties hereto agree that for purposes of taxable income recognition, Buyer shall be treated as the owner of the Escrow Fund and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to Buyer pursuant to Section 468B(g) of the Code and Proposed Treasury Regulations Section 1.468B-8. If and to the extent any amount of the Escrow Fund is actually distributed (or deemed distributed pursuant to the following sentence) to Seller, interest may be imputed on such amount as required by Section 483 or 1274 of the Code.  Seller intends that any amounts released from the Escrow Fund and deemed distributed to Seller and then paid by Seller to SAR Holders in respect of Stock Appreciation Rights or to Phantom Unitholders in respect of Company Phantom Units shall be treated as compensation if and when paid for which the corresponding tax deduction inures for the benefit of Seller, although Buyer makes no covenant, representation, or warranty as to such Tax treatment. All parties hereto shall file all Tax Returns consistently with the foregoing provisions of this Section 1.3(c).
(d) Allocation Certificate.  At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the "Allocation Certificate") of the Company signed by Seller and the Chief Executive Officer and the Chief Financial Officer of the Company certifying on behalf of the Company as to the accuracy and completeness, in each case as of the Closing, of:
(i)                        the Company's estimate of the aggregate Acquisition Expenses, to the extent not paid as of the Closing, together with a description and the amount of each element thereof and the wire instructions for each Person to whom such a payment in respect thereof shall be made in connection with the Closing;
(ii)                        the Company's estimate of the aggregate Indebtedness of the Company and the Subsidiaries to the extent not paid as of the Closing, together with a description and the amount of each element thereof, together with payoff letters in form and substance reasonably satisfactory to Buyer with respect to each item of Indebtedness indicating the amount necessary to discharge such Indebtedness in full at Closing;
(iii)                        the estimated amount of Net Working Capital as of the Closing Date (the "Estimated Closing Net Working Capital"), and the Estimated Working Capital Adjustment, if any;
(iv)                        the Company's estimate of the aggregate Change in Control Payments to the extent not paid as of the Closing, together with a description and the amount of each element thereof and any related employer portion of employment Taxes attributable thereto, the aggregate amount of such Change in Control Payments subject to withholdings, and to the extent there are Change in Control Payments that are not subject to withholdings, the wire instructions and individual Change in Control Payment Amounts for each Person to whom a Change in Control Payment shall be due and payable on or after the Closing Date;

(v)                        the Company's estimate of the aggregate amount payable at Closing in respect of (a) each holder of the Company Phantom Units (each, a "Phantom Unitholder"), and (b) each holder of the Stock Appreciation Rights (each, a "SAR Holder"), including in each case, any related employer portion of employment Taxes attributable thereto;
(vi)                        the calculation of the Estimated Purchase Price;
(vii)                        the amount of any required withholding (if any) with respect to Seller, each Phantom Unitholder and each SAR Holder;
(viii)                        the Company's estimate of the aggregate Other Payments, together with a description and the amount of each element thereof and, to the extent applicable, the wire instructions for each Person to whom an Other Payment shall be due and payable following the Closing date; and
(ix)                        wire instructions, mailing address and bank account information for Seller.
The Company shall give Buyer timely access to all supporting workpapers used in the preparation of the Estimated Closing Net Working Capital and the Allocation Certificate, which Allocation Certificate, when approved by Buyer, shall be deemed the definitive calculation of the Estimated Purchase Price payable in connection with the Transactions and the disbursement thereof.
(e) Withholding Rights; Deductions from Purchase Price.
(i)                        Each of Buyer, the Escrow Agent and the Company shall be entitled to deduct and withhold from any payment to any Person under this Agreement or any Related Agreements, in such amounts as it is required to deduct and withhold with respect to the making of such payment or any other Tax withholding obligation with respect to the Transactions or the exercise, cancellation or cash-out of any Company Stock Right or the vesting of restricted stock under the Code or any provision of applicable Tax Law.  To the extent that amounts are so withheld or deducted by Buyer, the Escrow Agent or the Company, as the case may be, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer, the Escrow Agent or the Company, as the case may be.  Buyer, the Escrow Agent or the Company, as the case may be, shall pay over to the appropriate Governmental Entity amounts withheld under this Section 1.3(e).
(ii)                        For all withholding and deduction from any payment by Seller to any Employee that is required in respect of any Taxes pursuant to any Applicable Law, the Seller hereby covenants and agrees that it will (a) withhold or deduct such amount from the amounts otherwise payable to each such Employee, (b) pay over the withheld or deducted amount to the appropriate Governmental Entity, and (c) promptly forward to Buyer upon written request, a withholding tax certificate evidencing each such payment.
1.4.                        Other Payments.
(a) At the Closing Buyer shall pay or cause the Company to pay the Acquisition Expenses as set forth on the Allocation Certificate.
(b) At the Closing, Buyer shall repay or cause the Company to repay the Indebtedness as set forth on the Allocation Certificate and the payoff letters.

(c) At the Closing, Buyer shall deliver or cause to be delivered to the Company an amount equal to the aggregate amount of all Change in Control Payments, including any related employer portion of employment Taxes attributable thereto, and the Company shall, on the Closing Date, pay to each recipient thereof the individual Change in Control Payment amount that is due and payable to such recipient in connection with the Closing, as set forth on the Allocation Certificate.
(d) At the Closing, Buyer shall deliver or cause to be delivered to the Company an amount equal to the aggregate amount payable at Closing in respect of the Company Phantom Units and the Stock Appreciation Rights, plus any related employer portion of employment Taxes attributable thereto, as set forth on the Allocation Certificate and the Company shall, on the Closing Date, pay to each holder of outstanding Company Phantom Units and Stock Appreciation Rights, the applicable amount payable in respect of each such Phantom Unitholder's  Company Phantom Units and each such SAR Holder's Stock Appreciation Rights.
1.5.                        Post-Closing Adjustment Procedure.
(a) Within ninety (90) calendar days after the Closing Date, Buyer will prepare and deliver to Seller the Closing Balance Sheet together with a statement (collectively, the "Closing Financial Statement"), setting forth the Buyer's determination of: (A) the aggregate Acquisition Expenses, to the extent not paid as of the Closing, (B) the aggregate Indebtedness of the Company and the Subsidiaries to the extent not paid as of the Closing, (C) the Net Working Capital as of the Closing Date (the "Closing Net Working Capital") and the Working Capital Adjustment, (D) the aggregate amount of Change in Control Payments to the extent not paid as the Closing, including any related employer portion of employment Taxes attributable thereto, (E) the aggregate amount payable in respect of the Company Phantom Units as of the Closing Date, including any related employer portion of employment Taxes attributable thereto, (F) the aggregate amount payable in respect of the Stock Appreciation Rights as of the Closing Date, including any related employer portion of employment Taxes attributable thereto, and (G) the aggregate amount of all Other Payments as of the Closing Date.  Buyer will promptly cooperate with Seller and make available at Seller's reasonable request all records, work papers and relevant personnel used in or relating to the preparation of the Closing Financial Statement and the calculation of the amounts thereon.  The Closing Financial Statement will be prepared in accordance with GAAP consistently applied.
(b) If Seller disagrees with the determination of any amounts shown on the Closing Financial Statement, Seller may notify Buyer in writing of such disagreement within thirty (30) calendar days after delivery of the Closing Financial Statement to Seller, which notice will specify in reasonable detail all disputed items and the basis therefor (a "Dispute Notice").  If Seller fails to deliver a Dispute Notice within this 30-day period, then each of the amounts and calculations shown on the Closing Financial Statement will be final and binding. If Seller provides a Dispute Notice to Buyer within such 30-day period, the Closing Financial Statement and the items included in the Dispute Notice shall be finally determined in accordance with Section 1.5(c).
(c) Buyer and Seller agree to negotiate in good faith to resolve all items included in any Dispute Notice.  If Buyer and Seller resolve all such items, they shall document their agreement in a written document executed by Buyer and Seller, which shall be deemed final and binding for all purposes of this Agreement.  If Buyer and Seller are unable to resolve all items included in any Dispute Notice within thirty (30) calendar days after delivery of such Dispute Notice to Buyer, then only the remaining unresolved items will be submitted for final and binding resolution to the Boston office of Deloitte & Touche LLP (the "Accounting Arbitrator").  The Accounting Arbitrator will deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) calendar days after its appointment, a written report setting forth the resolution of each unresolved item determined in accordance with the terms of this Agreement, which, as to each amount in disagreement, will be an amount no less than the lesser of the applicable amounts claimed by either Buyer or Seller, and no greater than the greater of the applicable amounts claimed by either Buyer or Seller.  The determinations of the Accounting Arbitrator will be final and binding.  The fees and expenses of the Accounting Arbitrator incurred in connection with its determination of the disputed items will be paid jointly, one-half by Buyer and one-half by Seller; provided that upon resolution of the dispute, the prevailing party, if any, as determined by the Accounting Arbitrator, shall be entitled to be reimbursed in proportion to the amount by which the other party's determinations of the items in dispute differed from the amount determined by the Accounting Arbitrator. Such amount shall be determined by the Accounting Arbitrator.  Other than such fees and expenses of the Accounting Arbitrator, Buyer and Seller will each be responsible for their own costs and expenses incurred in connection with any actions taken pursuant to this Section 1.5.
(d) No later than the fifth (5th) Business Day following the final determination of each of the amounts set forth on the Closing Financial Statement pursuant to Section 1.5(b) or (c), as the case may be, the Purchase Price under Section 1.3 will be re-calculated using such finally determined amounts in lieu of the estimated amounts used to calculate the Estimated Purchase Price pursuant to Section 1.3(b).  Such recalculated Purchase Price will be the "Final Purchase Price".
1.6.                        Purchase Price Adjustment.
(a)                        If the Final Purchase Price as recalculated pursuant to Section 1.5(d) is less than the Estimated Purchase Price, then Buyer will submit a claim certificate to the Escrow Agent, which shall not be subject to dispute, for an amount equal to the difference between the Estimated Purchase Price and the Final Purchase Price and shall be entitled to receive payment from the Escrow Account of the amount of such difference as soon as practicable following the submission of such claim certificate.
(b)                        If the Final Purchase Price as recalculated pursuant to Section 1.5(d) is the same as the Estimated Purchase Price, there will be no further adjustment made to the Purchase Price.
(c)                        If the Final Purchase Price as recalculated pursuant to Section 1.5(d) is greater than the Estimated Purchase Price, then on the fifth (5th) Business Day following determination of the Final Purchase Price, Buyer shall pay by wire transfer of immediately available funds to Seller an amount in cash equal to the difference between the Final Purchase Price and the Estimated Purchase Price.
1.7.                        Adjustments for Tax Purposes.  Any payments made pursuant to Section 1.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Tax Law.
1.8.                        Earn-Out.  The following provisions shall apply with respect to the Earn-Out Consideration, if any.
(a) The amount of the Earn-Out Consideration payable, if any, shall be calculated in accordance with and pursuant to Schedule 1.8.  As soon as practical following the conclusion of each of the 12-month, 18-month and 24-month anniversary of the first day of the calendar quarter immediately following the Closing Date (each, an "Earn-Out Calculation Date", and collectively, the "Earn-Out Period"), and in any event not later than thirty (30) days after each Earn-Out Calculation Date, Buyer shall prepare a calculation of the amount of the Earn-Out Consideration (each, an "Earn-Out Calculation"), if any, payable with respect to the period ending on such Earn-Out Calculation Date in accordance with Schedule 1.8, and shall deliver a copy of each such Earn-Out Calculation with reasonable back-up data and a statement showing the method of computing the applicable Earn-Out Consideration, if any, to Seller.  Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be entitled to receive Earn-Out Consideration which in the aggregate exceeds $18,000,000.
(b) If Seller disagrees with an Earn-Out Calculation, Seller shall notify Buyer in writing in reasonable detail of the disagreement and the basis therefor within thirty (30) days after receipt of such Earn-Out Calculation (each, an "Earn-Out Objection"). If the Earn-Out Objection is not received by Buyer within such period or if Seller notifies Buyer that Seller agrees with Buyer's Earn-Out Calculation (each, an "Earn-Out Confirmation"), the applicable Earn-Out Calculation shall be deemed final and binding for all purposes of this Agreement and the amount of any Earn-Out Consideration shall be paid by Buyer within five (5) Business Days following the earlier of (i) the expiration of such thirty (30) day period and (ii) the delivery of an Earn-Out Confirmation. If Buyer does receive an Earn-Out Objection within the applicable thirty (30)-day period, Buyer and Seller shall attempt in good faith to promptly resolve any differences within thirty (30) days after timely delivery of such Earn-Out Objection. If Buyer and Seller resolve their disagreement, they shall set forth the agreement in a written document executed by Buyer and Seller and such written document shall be deemed final and binding for all purposes of this Agreement.  If Buyer and Seller are unable to resolve their disagreement within such period, any remaining differences will be submitted to binding arbitration in Boston, Massachusetts before a panel of three (3) arbitrators, who shall each have significant experience in software technology disputes.  The panel shall comprise of one (1) arbitrator selected by Buyer, one (1) arbitrator selected by Seller, and one (1) arbitrator selected jointly by the two arbitrators selected by the foregoing. The arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association then pertaining and shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16. Any award(s) shall be subject to the confidentiality provisions of this Agreement. Judgment on the award may be entered in any court having jurisdiction. The fees and expenses of the arbitration shall initially be borne fifty percent (50%) by Seller, and fifty percent (50%) by Buyer; provided that upon resolution of the dispute, the prevailing party, if any, as determined by the arbitrators, shall be entitled to be reimbursed in proportion to the amount by which the other party's determinations of the items in dispute differed from the amount determined by the arbitrators. Such amount shall be determined by the arbitrators.  Any fees and expenses of the arbitrators to be paid by Seller shall first be paid out of the Escrow Fund, and Buyer and Seller shall execute and deliver to the Escrow Agent disbursement instructions for the amount of such fees and expenses to be paid from the Escrow Fund pursuant to the Escrow Agreement. Any Earn-Out Consideration as finally determined by the arbitrators shall be paid by Buyer consistent with Section 1.8(c), promptly upon delivery of the arbitrators' written report, without interest, following such delivery.
(c) Subject to Section 7.3(e), with respect to each period ending on an Earn-Out Calculation Date, Buyer shall pay the amount of Earn-Out Consideration, if any, earned in such period no later than ten (10) days following the final determination thereof in accordance with this Section 1.8 and Schedule 1.8 by wire transfer of immediately available funds to Seller.
(d) The right to receive the Earn-Out Consideration, if any, payable pursuant to this Agreement is a contract right only and no certificate evidencing such right shall be issued. The right to receive the Earn-Out Consideration, if any, payable pursuant to this Agreement shall not be transferred or assigned and no beneficial interests therein may be pledged, sold, assigned or transferred by Seller, except that (i) Seller may assign or transfer its right to receive Earn-Out Consideration to the Seller Owner and (ii) heirs and beneficiaries of a Seller Owner upon death of such Seller Owner shall benefit from the right to receive the Earn-Out Consideration, subject to the conditions of receipt of such Earn-Out Consideration by such Seller Owner.

(e) For U.S. federal income tax purposes, any payment of Earn-Out Consideration to Seller shall be (i) treated as additional purchase price (subject to imputation of interest under Section 483 or 1274 of the Code) or (ii) deemed to be paid to Seller and then paid by Seller to the SAR Holders in respect of  Stock Appreciation Rights or to Phantom Unitholders in respect of Company Phantom Units, and Seller intends such amounts to be treated as compensation subject to applicable withholding tax for which the corresponding tax deduction inures to the benefit of Seller, although Buyer makes no covenant, representation or warranty as to such Tax treatment.
ARTICLE II

 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to such exceptions as are disclosed in the disclosure schedule dated as of the Agreement Date and delivered herewith by the Company to Buyer (the "Company Disclosure Schedule") corresponding to the applicable section and subsection or clause of this Article II (the "Applicable Article II Provision") (or disclosed in any other section, subsection or clause of the Company Disclosure Schedule provided that either a cross reference is included or it is reasonably apparent upon a reading of such disclosure that it also qualifies or applies to such other sections, subsections and clauses, that such disclosure is responsive to the Applicable Article II Provision), the Company hereby represents and warrants to Buyer as of the Agreement Date and as of the Closing as follows:
2.1.                        Organization of the Company.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Maine.  The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction listed on Schedule 2.1(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to Buyer an accurate and complete copy of the Company's Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date.  The Company has not violated its Organizational Documents in any material respect.  Schedule 2.1(b) lists every state or foreign jurisdiction in which the Company has facilities, maintains an office, branch or permanent establishment or has a current Employee, agent, consultant or contractor.  Neither the Company nor its predecessors has conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, "d/b/a", trade name or other name.
2.2.                        Authority.  The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and each of the other agreements, certificates or documents contemplated hereby (collectively, the "Related Agreements") to which it is or will be a party, to perform its obligations hereunder and thereunder, and to consummate the Transactions.  The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Company, the Company Board or the stockholders of the Company for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by the Company and the consummation by the Company of the Transactions.  This Agreement has been, and each of the Related Agreements to which the Company is a party will be at the Closing, duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto and thereto (other than the Company), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid, legal and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity.
2.3.                        No Conflict.  Assuming the consents, waivers and approvals set forth on Schedule 2.4(b) are obtained, the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party, and the consummation of the Transactions, do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon the Shares or any material Lien upon any of the Company's or any of the Subsidiaries' properties or assets (tangible or intangible) under (a) any provision of the Organizational Documents of the Company or any of the Subsidiaries, (b) any material agreement to which the Company or any of the Subsidiaries is a party or by which they or any of their respective properties or assets is bound, including any Disclosable Contract, (c) any Company Authorization or (d) any Law applicable to the Company or any of the Subsidiaries or any of their respective properties or assets (whether tangible or intangible).
2.4.                        Consents.
(a) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity is required by, or with respect to, the Company or any of the Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the Related Agreements to which the Company is a party or the consummation by the Company and the Subsidiaries of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under the HSR Act and any other applicable antitrust or competition Laws (collectively, "Antitrust Laws").
(b) Schedule 2.4(b) sets forth all notices to, and all consents, waivers and approvals of, parties to any material agreement (including any Disclosable Contract) to which the Company or any of the Subsidiaries is a party or by which they or their properties are bound that are required thereunder in connection with the Transactions or for any such material agreement to remain in full force and effect without limitation, modification or alteration (including payment of any material additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of the Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such material agreement had the Transactions not occurred) after the Closing Date so as to preserve all rights of, and benefits to, the Company and the Subsidiaries, as the case may be, under such material agreement from and after the Closing Date.
2.5.                        Subsidiaries.
(a) Each subsidiary of the Company is set forth on Schedule 2.5(a) (each a "Subsidiary").  Except for the Subsidiaries, the Company does not own, and has never otherwise owned, directly or indirectly, any capital stock of or any other equity or ownership interest in, or controlled, directly or indirectly, any other Person, and neither the Company nor any of the Subsidiaries is or has otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business arrangement.  Each Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation.  Each Subsidiary has all requisite power and authority to own, lease and operate its properties and to carry on its business as currently conducted.  Each Subsidiary is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction listed on Schedule 2.5(a), which constitute all of the jurisdictions in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such other jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to Buyer an accurate and complete copy of each Subsidiary's Organizational Documents, each as amended as of the Agreement Date and in full force and effect on the Agreement Date.  None of the Subsidiaries has violated its Organizational Documents in any material respect.  Schedule 2.5(a) lists, with respect to each Subsidiary, every jurisdiction in which such Subsidiary has facilities, maintains an office, branch or permanent establishment or has a current Employee, agent, consultant or contractor.  None of the Subsidiaries or their respective predecessors have conducted any business under or otherwise used for any purpose in any jurisdiction any fictitious name, assumed name, "d/b/a", trade name or other name.
(b) The authorized and outstanding capital stock of each Subsidiary, including the identity of each holder of any outstanding equity ownership interest therein, is set forth on Schedule 2.5(b).  All of the outstanding capital stock of, or other equity or ownership interests in, each Subsidiary is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests).  There are no outstanding (i) Company Securities or securities of any of the Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or other voting securities or equity or ownership interests in any Subsidiary ("Subsidiary Securities") or (ii) Security Rights for any Subsidiary Securities.  There are no outstanding obligations of the Company or any of the Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.  All of the outstanding Subsidiary Securities have been duly authorized and are validly issued, fully paid and non-assessable.
2.6.                        Company Capital Structure.
(a) The authorized capital stock of the Company consists of (i) 3,000 shares of Company Common Stock, of which 300 shares are issued and outstanding as of the Agreement Date.  The Company has no authorized shares of preferred stock. All of the Shares are owned of record and, to the Company's Knowledge, beneficially, by the Seller as set forth on Schedule I.  Schedule I is accurate and complete.  The Shares are owned by the Seller free and clear of any and all Liens, and upon delivery of the Shares hereunder, Buyer will acquire good and marketable title thereto, free and clear of any and all Liens.  All rights and powers to vote the Shares are held exclusively by the Seller.  All of the Shares (i) have been duly authorized and validly issued and are fully paid, non-assessable and not subject to preemptive rights or similar rights created by statute, the Company's Organizational Documents or any agreement to which the Company is a party, and (ii) have been offered, sold, issued and delivered by the Company in all material respects in compliance with the terms of any applicable agreement or other understanding to which the Company is a party, the Organizational Documents of the Company and all applicable Laws.  There are no restrictions of any kind on the transfer of the Shares except those imposed by foreign, federal and state securities Laws.  Schedule 2.6 sets forth the dividends or other Distributions with respect to any shares of Company Securities that have been made or declared, and accrued since January 1, 2013.
(b) (i)            Except for the Company's Amended and Restated Kepware, Inc. Phantom Equity Plan (the "Plan") and the 2008 Stock Appreciation Rights Plan (the "SARS Plan"),  neither the Company nor any of the Subsidiaries has ever adopted, sponsored or maintained any stock option plan or any other plan or contract providing for equity compensation to any Person.  The Plan and the SARS Plan have been duly authorized, approved and adopted by the Company Board and the Company's stockholders and are in full force and effect.  Each Phantom Unitholder and SAR Holder holds that certain number of Company Phantom Units and Stock Appreciation Rights set forth on Schedule I opposite his name free and clear of all Liens and not subject to any adverse claims.
(ii)                        There are no outstanding Security Rights for or related to any Company Security or any Subsidiary Security, whether or not currently exercisable, and none of Seller, the Company or any of the Subsidiaries has or is bound by any (A) promise or commitment to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Company Security or any Subsidiary Security or (B) obligation to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any Security Right for or related to any Company Security or Subsidiary Security.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company or any of the Subsidiaries, all of which shall be paid out in full and terminated at Closing.
(c) There are no (i) voting trusts, proxies or other agreements or understandings with respect to the Shares, any Company Securities or any Subsidiary Securities to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist to the Company's Knowledge, or (ii) agreements or understandings to which the Company or any of the Subsidiaries is a party, by which the Company or any of the Subsidiaries is bound, or which exist to the Company's Knowledge relating to the voting, registration, sale or transfer (including agreements relating to rights of first refusal, "co-sale" rights or "drag-along" rights) of any Shares, any Company Securities or any Subsidiary Securities.  The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transactions by the Company does not breach or violate any rights or obligations under the Company's Organizational Documents that have not been complied with or waived.  The holders of shares of Company Securities and Subsidiary Securities and any Security Right with respect to any of the foregoing have been or will be properly given or shall have properly waived any required notice prior to the Closing.
2.7.                        Company Financial Statements and Internal Controls.
(a) Schedule 2.7 sets forth (i) the audited consolidated balance sheets and the related audited consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows of the Company and Kepware Global, LLC for the fiscal years ended December 31, 2014, December 31, 2013 and December 31, 2012 and the accompanying reports of Berry Dunn McNeil & Parker, LLC, the Company's independent auditor, and (ii) the unaudited consolidated balance sheets (the "Company Balance Sheet") of the Company and the Subsidiaries as of September 30, 2015 (the "Balance Sheet Date") and the related unaudited consolidated and consolidating statements of operations, and cash flows of the Company and the Subsidiaries for the nine-month period then ended (the financial statements referred to in items (i) and (ii), collectively, the "Company Financial Statements").  The Company Financial Statements have been prepared from the books and records of the Company and in accordance with generally accepted accounting principles effective in the United States ("GAAP") applied on a consistent basis, except for the absence of footnotes in the case of the unaudited Company Financial Statements.  The Company Financial Statements fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Subsidiaries as of the dates and for the periods indicated therein, subject, in the case of the unaudited interim Company Financial Statements, to normal year-end adjustments, which did not exceed $50,000 individually or $150,000 in the aggregate).
(b) The Company and its Subsidiaries have in place systems and processes that are customary and adequate for a private company at the same stage of development as the Company and that are designed to (i) provide reasonable assurances regarding the reliability of the Company Financial Statements, including that (A) transactions are executed and access to assets is given only in accordance with management's general or specific authorization; and (B) transactions are recorded as necessary to permit preparation of periodic financial statements and to maintain accountability for assets; and (ii) in a timely manner accumulate and communicate to the Company's principal executive officer and principal financial officer the type of information that is required to be disclosed in the Company Financial Statements.  Neither the Company nor any of the Subsidiaries nor, to the Company's Knowledge, any Employee, auditor, accountant or representative of the Company or any of the Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy or integrity of the Company Financial Statements.  To the Company's Knowledge, there have been no instances of fraud by the Company or any of the Subsidiaries, whether or not material, that occurred during any period covered by the Company Financial Statements.
(c) During the periods covered by the Company Financial Statements, the Company's external auditor was independent of the Company and its management.  Schedule 2.7(c) lists each written report by the Company's external auditors to the Company Board, or any committee thereof, or the Company's management concerning any period covered by the Company Financial Statements.
2.8.                        Liabilities.
(a) The Company has no liabilities that are required to be reflected in financial statements prepared in accordance with GAAP, except liabilities: (i) recorded or reserved against on the Company Balance Sheet; (ii) incurred since the Balance Sheet Date in the ordinary course of business, consistent with past practice and that will be shown on the Closing Balance Sheet that do not exceed $20,000 individually or $50,000 in the aggregate; or (iii) as set forth on Schedule 2.8(a). Neither the Company nor any of the Subsidiaries has any "off-balance sheet arrangements" (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
(b) Schedule 2.8(b) lists: (i) all accounts payable of the Company and the Subsidiaries as of the Balance Sheet Date and the aging thereof, and (ii) any customer deposits or other deposits held by the Company or any of the Subsidiaries ("Customer Deposits") as at the Agreement Date, and (iii) all notes payable and other Indebtedness of the Company and the Subsidiaries (including each agreement in effect with respect thereto and the holder thereof) as at the Agreement Date.  All material accounts payable of the Company and the Subsidiaries that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company.
(c) Schedule 2.8(c) lists each Lien to which the Company, any Subsidiary or any of their respective properties, assets or undertakings is subject or bound and each agreement with respect thereto.
(d) Neither the Company nor any of the Subsidiaries has, at any time:  (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (iv) admitted in writing its inability to pay its debts as they become due, or (v) been convicted of, or pleaded guilty or no contest to, any felony.  Neither the Company nor any of the Subsidiaries is insolvent.  To the Company's Knowledge, none of its current officers or directors has been convicted of, or pleaded guilty or no contest to, any felony.
2.9.                        Absence of Certain Changes.  Except as specifically contemplated by this Agreement, since the Balance Sheet Date through and including the Agreement Date there has not been, occurred or arisen any:

(a) transaction by the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practice and in an amount not in excess of $25,000 individually or $100,000 in the aggregate for any series of related transactions;
(b) amendments or changes to the Organizational Documents of the Company or of any of the Subsidiaries;
(c) capital expenditure or capital commitment by the Company or any of the Subsidiaries in any amount in excess of $50,000 in any individual case or $250,000 in the aggregate;
(d) payment, discharge or satisfaction, in any amount in excess of $25,000 in any individual case or $100,000 in the aggregate, of any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company or any of the Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Company Balance Sheet;
(e) (i) failure to pay accounts payable when due consistent with past practice or any delay in payment thereof or any renegotiation thereof, (ii) request by the Company or any of the Subsidiaries to accelerate the payment of any accounts receivable or (iii) change to or deviation from the Company's or any of the Subsidiaries' cash management practices, in each case except in the ordinary course of business consistent with past practice;
(f) destruction of, damage to or loss of any material assets of the Company or any of the Subsidiaries (whether or not covered by insurance), or loss of any material business or customer of the Company or any of the Subsidiaries;
(g) work stoppage, labor strike or other labor trouble, or any action, suit, claim, written demand, labor dispute or grievance filed relating to any labor, employment and/or safety matter involving the Company or any of the Subsidiaries, including actions filed alleging claims of wrongful dismissal or discharge, discrimination, wage and hour violations, or other unlawful labor and/or employment practices or actions;
(h) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of the Subsidiaries;
(i) revaluation by the Company or any of the Subsidiaries of any of their assets, including the writing down of the value of inventory or writing off of notes or accounts receivable, except in the ordinary course of business consistent with past practice;
(j) (i) Distributions, (ii) split, combination or reclassification of any Company Security or any Subsidiary Security, (iii) issuance or authorization of the issuance of any Company Security, any Subsidiary Security or any Security Rights in respect of, in lieu of or in substitution for, any of the foregoing, or (iv) transfer of any Shares;
(k) (i) material change in the compensation paid or payable by the Company or any Subsidiary to any of its Employees, agents or independent contractors other than normal increases granted to such Persons after normal periodic performance or contract reviews in the ordinary course of business consistent with past practice, (ii) grants to any Employee of additional vacation time or paid time off, other than in the ordinary course of business and consistent with past practice, (iii) material obligation or liability incurred by the Company or any Subsidiary to any of its stockholders or Employees, agents or independent contractors, or (iv) loans or advances made by the Company to any of its stockholders, Employees, agents or independent contractors, except normal compensation and expense allowances payable in the ordinary course of business consistent with past practice;
(l) Employee terminations, redundancies and/or layoffs, excluding termination of Employees with poor performance ratings;
(m) (i) granting of severance or termination or other pay or benefits to any Employee, consultant or contractor or entering into any agreement with respect thereto; (ii) adoption or amendment of any Company Employee Plan, Change in Control Agreement or severance plan; or (iii) entering into any employment agreement, extension of any employment offer, payment or agreement to pay any bonus or special remuneration to any Employee, other than in the Company's normal course of business;
(n) entering into of any written agreement by the Company or any of the Subsidiaries, any written termination, extension, amendment or modification of the material terms of any written agreement by the Company or any of the Subsidiaries, or any written waiver, release or assignment of any material rights or claims thereunder, in each case except in the ordinary course of business and consistent with past practice;
(o) sale, lease, license or other disposition of any of the material assets or properties of the Company or any of the Subsidiaries, or creation of any Lien (other than Permitted Liens) in such assets or properties, except sales or non-exclusive licenses of Company Products in the ordinary course of business consistent with past practice;
(p) waiver or release of any right or claim of the Company or any of the Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of the Subsidiaries, except in the ordinary course of business and consistent with past practice;
(q) commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of the Subsidiaries or their affairs, or commencement of any litigation by the Company or any of the Subsidiaries, or settlement of any lawsuit, proceeding or investigation (regardless of the party initiating the same);
(r) (i) transfer, sale or abandonment by the Company or any of the Subsidiaries of any rights to the Company Intellectual Property or the entering into of any license agreement (other than non-exclusive end-user license agreements entered into by the Company or any of the Subsidiaries in the ordinary course of business consistent with past practice that do not include any rights with respect to source code), distribution agreement (including any VAR, OEM or similar agreement), reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Company Intellectual Property with any Person, (ii) purchase or other acquisition of any Intellectual Property or the entering into of any license agreement, distribution agreement (including any VAR, OEM or similar agreement), reseller agreement, security agreement, assignment or other conveyance, or option for any of the foregoing, with respect to the Intellectual Property of any Person (other than off-the-shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee), (iii) material change in pricing or royalties set or charged by the Company or any of the Subsidiaries to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Intellectual Property to the Company or any of the Subsidiaries (other than off the shelf shrink wrap, click through or similar licenses for commercially available software, in each case with no recurring license fee) or (iv) entering into, or amendment of, any agreement with respect to the development of any Intellectual Property with a third party;

(s) entering into any agreement, or modification to any agreement, pursuant to which any Person was granted marketing, distribution, reseller, development, manufacturing or similar rights of any type or scope with respect to any products, services or technology of the Company or any of the Subsidiaries;
(t) event, occurrence, change, effect or condition of any character that, individually or in the aggregate, has had or reasonably would be expected to have a Company Material Adverse Effect;
(u) transfer by the Company or any Subsidiary of any Employee from working for the Company or a Subsidiary or inducement of any Employee to resign their employment with the Company or any Subsidiary;
(v) voluntary prepayment or other non-mandatory payment of, or in respect of, any Indebtedness or any Lien; or
(w) agreement by the Company or any of the Subsidiaries, or any Employees thereof, to do any of the things described in the preceding clauses (a) through (v) (other than negotiations with Buyer and its representatives regarding the Transactions).
2.10.                        Accounts Receivable; Bank Accounts.  Schedule 2.10(a) lists all accounts receivable of the Company and the Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since being invoiced and the payment due date.  All of the accounts receivable of the Company and the Subsidiaries (a) represent bona fide transactions that arose in the ordinary course of business, (b) are subject to no setoffs or counterclaims and (c) to the Company's Knowledge are fully collectible, net of reserves for doubtful accounts.  No Person has any Lien on any account receivable, and no request or agreement for material deduction or material discount has been made with respect to any account receivable.  Neither the Company nor any Subsidiary has received written notice (nor, to the actual knowledge of the Key Employees, has there been any other notice) from any customer that such customer does not intend to pay any account receivable.  Set forth on Schedule 2.10(b) is a description of each account maintained by or for the benefit of the Company or any of the Subsidiaries at any bank or other financial institution including the authorized signatories of each account and any outstanding powers of attorney granted in connection therewith.
2.11.                        Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree to which the Company or any of the Subsidiaries is a party, subject or otherwise bound, that would reasonably be expected to prohibit, impair or otherwise limit:  (a) any business practice of the Company, any of the Subsidiaries or any of their respective Affiliates; (b) any acquisition of property (tangible or intangible) by the Company, any of the Subsidiaries or any of their respective Affiliates; (c) the conduct of business by the Company, any of the Subsidiaries or any of their respective Affiliates; or (d) the freedom of the Company, any of the Subsidiaries or any of their respective Affiliates to engage in any line of business or to compete or do business with any Person, in each case whether arising as a result of a change in control of the Company, any of the Subsidiaries or any of their respective Affiliates or otherwise.  Without limiting the generality of the foregoing, neither the Company nor any of the Subsidiaries has (x) entered into any agreement under which the Company, any of the Subsidiaries or any of their respective Affiliates is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, (y) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of the Company's, any of the Subsidiaries' or any of their respective Affiliates' technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market or (z) entered into any agreement that will bind Buyer or any of its Affiliates with respect to Buyer's or Buyer's Affiliates' own customers, products or services.
2.12.                        Real Property; Leases.
(a) None of the real property used or occupied by the Company or any of the Subsidiaries, in each case together with all build-out, fixtures and improvements created thereon ("Company Real Property"), is owned by the Company or any of the Subsidiaries, nor has the Company or any of the Subsidiaries ever owned any real property.  All of the Company Real Property is leased or subleased by the Company or one of the Subsidiaries pursuant to a Lease set forth on Schedule 2.12(b).  Neither the Company nor any of the Subsidiaries has any right or ownership, right of use, option, right of first refusal or contractual obligation to purchase, or any other legal or equitable right, estate or interest in, or affecting, any land or buildings other than the Leases.
(b) Schedule 2.12(b) sets forth all leases, subleases and other agreements pursuant to which the Company or any of the Subsidiaries derives its rights in the Company Real Property (the "Leases"), including, with respect to each such Lease, the identity of the landlord or sublandlord, the addresses, the date of such Lease and each amendment thereto.
(c) There does not exist under any Lease any material default by the Company or any of the Subsidiaries or, to the Company's Knowledge, by any other Person, or any event that, with or without notice or lapse of time or both, would constitute a material default by the Company or any of the Subsidiaries or, to the Company's Knowledge, by any other Person.  No written notice (or to the actual knowledge of the Key Employees, any other notice) or agreement to terminate any Lease has been served on the Company or any Subsidiary, or entered into by any Person with respect thereto.  The Company has delivered to Buyer copies of all Leases that are complete in all material respects, including all material amendments and agreements related thereto, and the Leases constitute the entire agreement between the Company or any of the Subsidiaries and each landlord or sublandlord with respect to the Company Real Property.  All rent and other charges currently due and payable under the Leases have been paid, except for liabilities reflected or reserved against in the Company Balance Sheet.  There are no matters or restrictions affecting the Company Real Property or the Leases that would reasonably be expected to interfere to any material extent with the continued use and occupancy by the Company and the Subsidiaries of the Company Real Property for the Company's business.
(d) The Company or one of the Subsidiaries is the holder of the tenant's interest under the Leases and has not assigned the Leases or subleased all or any portion of the premises leased thereunder.  Neither the Company nor any of the Subsidiaries has made any material alterations, additions or improvements to the premises leased under the Leases that are required to be removed at the termination of the applicable Lease term.
2.13.                        Assets; Absence of Liens and Encumbrances.
(a) Schedule 2.13 sets forth as November 30, 2015 all equipment, materials, tangible prototypes, tools, supplies, vehicles, furniture, fixtures, improvements, fixed assets in process (not yet capitalized) and other material tangible assets (the "Tangible Assets") of the Company and the Subsidiaries with amounts that are consistent with the Company's capitalization policy and recorded on the Company Balance Sheet, and sets forth the original cost and book value of each such asset.  The Tangible Assets of the Company are adequate and sufficient, in all material respects, for the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted.

(b) The Company and each of the Subsidiaries has good and valid title to, or, in the case of Company Real Property and leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except as reflected in the Company Balance Sheet and except for Permitted Liens for ad valorem Taxes not yet due and payable and such imperfections of title and encumbrances, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
(c) All facilities, machinery, equipment, fixtures, vehicles, and other personal properties owned, leased or used by the Company or any of the Subsidiaries (i) are adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted in all material respects and (ii) are in good operating condition, subject to normal wear and tear, and reasonably fit and usable for the purposes for which they are being used and not in need of replacement.
2.14.                        Proprietary Rights.
(a)                        Schedule 2.14(a) lists all Company Registered Intellectual Property, and all material unregistered software which comprises, or is otherwise included in or distributed with, any Company Product, in each case owned by or exclusively licensed to the Company or any of its Subsidiaries.  Schedule 2.14(a) lists any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office ("PTO") or equivalent authority anywhere in the world) related to any of the Company Registered Intellectual Property.  All Company Registered Intellectual Property is (to the Knowledge of the Company) valid, and is subsisting and enforceable and in compliance with all legal requirements (including payment of filing, examination and maintenance fees and proofs of use).  All necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property.  There are no actions that must be taken by the Company or any of its Subsidiaries within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO or foreign, as the case may be, office actions, documents, applications or certificates for the purpose of obtaining, maintaining, perfecting or preserving or renewing any Registered Intellectual Property.  To the Company's Knowledge, there are no facts or circumstances that would render any Company Registered Intellectual Property invalid or unenforceable.
(b)                        Schedule 2.14(b) sets forth a true, accurate and complete list of all licenses, sublicenses, and royalty, escrow, maintenance, support and other agreements to which the Company and/or any Subsidiary is a party and pursuant to which the Company, any Subsidiary or any other person is authorized to use, license the use of, distribute or exercise any other rights with respect to any (A) Company Intellectual Property, or (B) third party Proprietary Rights that are incorporated in or used by, any of the Company Products or services, or form a part of any Company Intellectual Property (collectively, the "Company Licenses"); including but not limited to any licenses granted by the Company or any Subsidiary to modify, distribute, integrate or bundle any of the Company Software Products or Software developed or licensed exclusively by the Company (the "Company OEM/Reseller Licenses"); provided, however, that customer contracts granting only a non-exclusive, internal-use, end-user license to object code and any associated support agreements need not be listed in Schedule 2.14(b).  Schedule 2.14(b) also accurately and completely identifies any Company OEM/Reseller Licenses (1) which are exclusive in a territory specifying in what territory they are exclusive and/or (2) under which the third party licensee holds in its possession inventory of the Company Software Products, specifying the products held in inventory by name and version number and stating the number of copies of each such version held in inventory as of the Balance Sheet Date.

(c)                        The Company or its Subsidiaries owns, possesses, has valid license to use, or otherwise has the legal right to use all of the material Company Intellectual Property, free and clear of any Lien (whether arising by contract or by operation of law) and has the right to use all other Proprietary Rights necessary or required for the conduct of the business of the Company or such Subsidiary, as applicable, as currently conducted, including the development, marketing and distribution of the existing products of the Company and each Subsidiary.  Except for the Company Licenses, there are no outstanding rights or options (whether or not currently exercisable), licenses or agreements of any kind (including, without limitation, any agreement for joint development and/or joint ownership of Intellectual Property) relating to the Company Intellectual Property.  Except under the Company Licenses, neither the Company nor any Subsidiary is obligated to pay any royalties or other compensation (other than market rate fees for standard Software licenses that are generally commercially available), to any third party (including, without limitation, any current or former Employees, consultants or independent contractors) in respect of its ownership, use or license of any Company Intellectual Property.  To the Company's Knowledge, there has been no breach or violation of any Company License by the Company, any Subsidiary of, or any other party thereto.
(d)                        The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, as a result of a Contractual Obligation, materially impair the rights of Buyer or the Company to use, practice, operate under, license, sublicense, dispose of, or bring suit for infringement of any of the Company Intellectual Property to the same extent that the Company and each Subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would otherwise be required to pay.
(e)                        None of the business of the Company or any Subsidiary, as currently conducted, nor the services, products or support delivered by the Company or any Subsidiary to its customers, nor the Company's or any Subsidiary's use of third party products or services, infringes, constitutes the misappropriation of, or conflicts with, any Proprietary Rights of any third party (including without limitation due to the use of any Third Party Software without a valid license or without complying with the restrictions and terms of a valid license.  To the Company's Knowledge there is no claim, and neither the Company nor any Subsidiary has ever received any written notice or other written communication (or to the actual knowledge of the Key Employees any (i) oral notice or (ii) other oral communication) of any claim from, any Person asserting that the business of the Company or any Subsidiary, as currently conducted, or any of the services, products or support delivered by the Company or any Subsidiary to its customers, or any use by the Company or any Subsidiary of any third party products or services, infringe, constitute the misappropriation of, or conflict with, any Proprietary Rights of another Person or constitute unfair competition or trade practice under the laws of any jurisdiction.  To the Company's Knowledge there are no existing or threatened infringement, misappropriation, unfair competition or trade practice or competing claim by any third party regarding the ownership of or right to use any Company Intellectual Property.  To the Company's Knowledge, no Person is infringing, misappropriating or violating any Proprietary Rights of the Company or any of its Subsidiaries.
(f)                        Schedule 2.14(f) lists any Software that (i) has been incorporated or embedded into, or distributed with, any the Company Software Products and (ii) was not developed by Employees of the Company or any Subsidiary in the course of their employment for the Company or any Subsidiary.  No consultants, contractors, or other third parties (other than Employees of the Company or any Subsidiary in the course of their employment) have contributed to, or participated in any respect in the development of, the Company Intellectual Property.

(g)                        Neither the Company nor any Subsidiary is subject to any "open source" or "copy left" obligations or otherwise required to make any public disclosure or general availability of source code either used, acquired for use or developed by the Company or any Subsidiary.  Neither the Company nor any Subsidiary uses any Software that contains, or is derived in any manner from, any software that is distributed as free software, open source software (e.g., Linux) or similar licensing or distribution models (collectively, "Open Source Software"), including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); or (vi) the Sun Industry Standards License (SISL).  The Company and its Subsidiaries (and their respective consultants, affiliates, and agents) have not incorporated, bundled, or distributed any Open Source Software into or with any of the Company Software Products in such a manner as to cause or require, under the terms of the applicable open source license agreement for such Open Source Software, (A) all or any portion of such Company Software Product (other than original Open Source Software) to be treated as Open Source Software under the terms of such open source license or (B) the source code of such Company Software Product (other than the original Open Source Software) to be distributed or provided to licensees in connection with the licensing or distribution of such Company Software Product.  Neither the Company nor any Subsidiary has incorporated in, or included with, any of the Company Software Products, or otherwise delivered to any customers, any Software or any derivative of any Software (A) which the Company or any of its Subsidiaries created and/or delivered to a customer in the course of performing consulting, implementation, maintenance or other services and (B) in which such customer has any ownership or other rights other than a nonexclusive license from the Company or a Subsidiary (regardless whether such rights were assigned to or vested in such customer).
(h)                        The Company and its Subsidiaries have implemented policies and procedures reasonably designed to establish and preserve the ownership of the Company Intellectual Property or Company Software Products, including the protection of Trade Secrets.  Without limiting the generality of the foregoing, since January 1, 2011, all Employees, consultants and independent contractors of the Company or any Subsidiary who are or were involved in, or who have contributed to, the creation or development of any Company Intellectual Property Company Software Products or have otherwise had access to Trade Secrets of the Company or the applicable Subsidiary have executed and delivered to the Company or any Subsidiary legally binding confidentiality and assignment of inventions agreements in form and substance substantially similar to the form of the Confidentiality and Inventions Agreement included in Schedule 2.14(i).  Copies of such agreements have been made available to Buyer, and all of such agreements are in full force and effect.  Neither the Company nor any Subsidiary is aware of any violation of the confidentiality of any Trade Secrets comprising Company Intellectual Property or Company Software Products.  None of the Company, any Subsidiary or, to the Knowledge of the Company, the Employees, consultants, or independent contractors of the Company or any Subsidiary have any agreements or arrangements with any former employers relating to Trade Secrets of such employers that would interfere with the activities of the Company or any Subsidiary.  To the Knowledge of the Company, the activities of the Employees, consultants, or independent contractors of the Company or any Subsidiary on behalf of the business of the Company or any Subsidiary as currently conducted and as currently contemplated to be conducted do not violate any agreements or arrangements which such Employees have with former employers or any other third person.  To the Company's Knowledge, no current or former Employee, stockholder, consultant or independent contractor of the Company or any Subsidiary has any right, claim or interest in or with respect to any of the Company Intellectual Property or Company Software Products.
(i)                        The Company Intellectual Property and the Company Software Products constitute all the Intellectual Property and Software necessary for, developed or used or held for use in connection with the operation of the business of the Company or any Subsidiary as currently conducted and there is no other Intellectual Property or Software that is material or necessary to the operation of the business of the Company or any Subsidiary as currently conducted or for the continued operation of the business of the Company immediately after the Closing in substantially the same manner as operated immediately prior to the Closing.
2.15.                        Product Warranties; Services; Support.
(a) Each product (including any software product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of the Subsidiaries (collectively, the "Company Products") conforms and has been in conformity in all material respects with the specifications for such Company Product, all applicable contractual commitments and all applicable express and implied warranties.  Neither the Company nor any of the Subsidiaries has any material liability or obligation (and to the Company's Knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company or any of the Subsidiaries giving rise to any liability or obligation) for replacement or repair of any Company Product or other damages in connection therewith.  Schedule 2.15(a) includes a copy of each standard terms and conditions used for the sale, license, or lease for each of the Company Products.  No Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease or beyond that implied or imposed by applicable Law.
(b) There is no claim pending or, to the Company's Knowledge, threatened against the Company or any of the Subsidiaries relating to any services provided by the Company or any of the Subsidiaries to any third party ("Services") or services agreement and, to the Company's Knowledge, there is no reasonable basis for the assertion of any such claim.  Schedule 2.15(b) sets forth all agreements that obligate the Company or any of the Subsidiaries to provide Services after the Agreement Date (the "Services Agreements").  Neither the Company nor any of the Subsidiaries has any "loss contract" or other agreement (a "Loss Contract") where the expected cost to complete the agreement exceeds either (i) the fees and payments to be received pursuant to such agreement or (ii) the Company's budgeted expense with respect thereto, and there is no reasonable basis to conclude that any agreement will become a Loss Contract.
2.16.                        Company Contracts.
(a) Schedule 2.16 sets forth each of the following agreements to which the Company or any of the Subsidiaries is a party or by which they or their properties or assets are bound:
(i)                        contracts and other agreements with any current or former stockholder (including any of their respective Affiliates) or any Employee of the Company or any Subsidiary or with any entity in which any of the foregoing is an officer, director or 5% or greater stockholder and pursuant to which the Company or any Subsidiary or such other party has current or future obligations or liabilities in excess of $100,000 in any fiscal year;
(ii)                        contracts and other agreements with any labor union or association representing any Employee of the Company or any Subsidiary;
(iii)                        contracts and other agreements for the purchase, sale or license of software, materials, supplies, equipment, merchandise or services, or relating to capital expenditures, with an annual run rate equal to or exceeding $50,000 (taking into account any escalation, renegotiation or redetermination);

(iv)                        contracts and other agreements for the sale outside of the ordinary course of business or exclusive license of any of the assets or properties of the Company or any Subsidiary or for the grant to any person of any option, right of first refusal, or preferential or similar right to purchase any of such assets or properties;
(v)                        partnership, collaboration, mutual assistance, joint development, joint marketing and joint venture agreements;
(vi)                        contracts or other agreements under which the Company or any Subsidiary agrees to indemnify any party for Tax liabilities or to share the Tax liability of any party;
(vii)                        contracts and other agreements that obligate the Company or any Subsidiary to purchase or license all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases or licenses of a particular product from a supplier;
(viii)                        contracts and other agreements with customers, suppliers, partners or collaborators for the sharing of fees, the rebating of charges or other similar arrangements, including contracts containing any Most Favored Customer Provision;
(ix)                        contracts and other agreements containing covenants of the Company or any Subsidiary not to compete in any line of business or geographical area, or with any person;
(x)                        contracts and other agreements relating to the acquisition by the Company or any Subsidiary of any operating business or the capital stock or other securities of any other person;
(xi)                        contracts and other agreements requiring the payment to any person of a commission, fee or royalty, other than to Employees in the ordinary course of business;
(xii)                        mortgages, indentures, loan or credit agreements, factoring agreements, promissory notes and other agreements and instruments relating to the borrowing of money or financing or sale of receivables;
(xiii)                        research and development (whether contracted or shared) agreements;
(xiv)                        distributorship and reseller agreements, including the international distribution agreements listed on Schedule 2.16(a)(xiv)(4) (the Company represents and warrants that each such international distribution agreement, in the form attached to Schedule 2.15(a), has been executed by the Company and each applicable counterparty);
(xv)                        leases, financing agreements, subleases or other agreements under which the Company or any Subsidiary is lessor or lessee of any real or personal property; and
(xvi)                        any other material contract or agreement, whether or not made in the ordinary course of business.
(b)

(i)                        Each agreement set forth or required to be set forth on Schedule 2.12, Schedule 2.14, Schedule 2.15, Schedule 2.16, Schedule 2.18 or on a Schedule cross-referenced within any of such Schedules or otherwise readily apparent (each a "Disclosable Contract") is in full force and effect and is valid, binding and enforceable against the Company in accordance with its terms.  The Company and each of the Subsidiaries are in compliance in all material respects with and have not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, in any material respect, any of the terms or conditions of any Disclosable Contract, nor to the Company's Knowledge has there occurred any event or occurrence that would constitute such a breach, violation or default (with or without the lapse of time, giving of notice or both) or any default by any third party.  The Company has delivered to Buyer accurate and complete copies of all Disclosable Contracts.
(ii)                        The Company and each of the Subsidiaries is in compliance in all material respects with all delivery requirements, time lines, schedules, time of performance requirements and other milestones under all Disclosable Contracts.  Neither the Company nor any of the Subsidiaries has incurred any significant cost over-runs on any Disclosable Contract and the Company has no reasonable basis to believe that it or any of the Subsidiaries will incur any such significant cost over-runs.
2.17.                        Change in Control Agreements.  Schedule 2.17 sets forth each plan, agreement or Company Employee Plan of the Company or any of the Subsidiaries (each a "Change in Control Agreement") (a) pursuant to which any amounts may become payable (whether currently or in the future) to any Person (including any Employee) as a result of or in connection with the Transactions or (b) which provides for the acceleration or early vesting of any right or benefit or lapse of any restriction as a result of or in connection with the Transactions, to which the Transactions constitute a partial or "single trigger."
2.18.                        Interested Party Transactions.
(a) To the Company's Knowledge, no Seller Owner, officer or director of the Company or any Subsidiary nor any affiliate of any such person, now has or within the last three (3) years had, either directly or indirectly:
(i)                        an equity interest greater than 5% or debt interest in any corporation, partnership, joint venture, association, organization or other person or entity that furnishes or sells or during such period furnished or sold products or services to the Company or any Subsidiary, or purchases or licenses or during such period purchased or licensed from the Company or any Subsidiary any goods, software or services, or otherwise does or during such period did business with the Company or any Subsidiary; or
(ii)                        a beneficial interest in any contract, commitment or agreement to which the Company or any Subsidiary is or was a party or under which any of them is or was obligated or bound or to which any of their respective properties may be or may have been subject, other than (i) ordinary course contracts, commitments or agreements between the Company or any Subsidiary and such persons in their capacities as Employees of the Company or any Subsidiary, and (ii) those certain employee loans set forth on Schedule 2.18 (the "Employee Loans").
(b) To the Company's Knowledge, no Employee of the Company or any Subsidiary nor any affiliate of any such person, is acting or plans to act as an Employee of or consultant to, owns a greater than 1% equity interest (or, with respect to any such affiliate, a greater than 5% equity interest), or is otherwise actively involved with any person that competes directly with the Company or any Subsidiary.

2.19.                        Compliance with Laws.
(a) Neither the Company nor any Subsidiary is or has been in violation of any applicable Law (including, without limitation, Laws relating to environmental matters, employment practices, occupational safety, Tax, import/export or corrupt practices) of any Governmental Entity or regulatory body applicable to its business or assets, except for any such violations that, individually or in the aggregate, would not have a Company Material Adverse Effect.  Neither the Company nor any Subsidiary has received any written (or to the actual knowledge of the Key Employees, oral) notice or communication from any Governmental Entity of any such violation or noncompliance, and there has been no citation, fine or penalty imposed against the Company or any Subsidiary for any such violation of such Laws.
(b) The Company and each of the Subsidiaries are in compliance in all material respects with all applicable privacy and anti-SPAM Laws and, with respect to applicable Laws relating to the safeguarding of, and access to, Personal Information.
2.20.                        Litigation.  There is no action, suit, proceeding or investigation of any nature pending or, to the Company's Knowledge, threatened against the Company or any of the Subsidiaries, any of their respective properties or assets or, to the Company's Knowledge, any of their respective Employees.  To the Company's Knowledge, there are no facts, threats, claims or allegations that would reasonably be expected to result in any such threatened or pending action, suit proceeding or investigation.  None of the Company, the Subsidiaries or their respective properties is subject to any order that materially impairs the Company's or any of the Subsidiaries' ability to operate.  Schedule 2.20 lists each action, suit or proceeding that has been commenced by or against the Company or any of the Subsidiaries in the three (3) year period preceding the Agreement Date.
2.21.                        Insurance.  Schedule 2.21 sets forth all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations and Employees of the Company, any of the Subsidiaries or any of their Affiliates, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  There is no claim by the Company, any of the Subsidiaries or any of their Affiliates pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed.  There is no pending claim that would reasonably be expected to exceed the policy limits.  All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing) and the Company, the Subsidiaries and their Affiliates are otherwise in material compliance with the terms of such policies and bonds.  None of the Company, any of the Subsidiaries or any of their Affiliates has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan or program.
2.22.                        Books and Records.  The minute books and other similar records of the Company and each of the Subsidiaries contain complete and accurate records of all material actions taken at any meetings of their respective stockholders, boards of directors or any committees thereof and of all written consents executed in lieu of the holding of any such meeting.  Complete and accurate copies of the foregoing materials since January 1, 2013 have been provided to Buyer.
2.23.                        Environmental Matters.  Except as would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect:
(a) Hazardous Material.  Neither the Company nor any of the Subsidiaries has:  (i) operated any underground storage tanks at any property that the Company or any of the Subsidiaries has at any time owned, operated, occupied or leased; or (ii) released any substance that has been designated by any Governmental Entity or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the federal Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws (a "Hazardous Material"), but excluding office and janitorial supplies properly and safely maintained.  No Hazardous Materials are present, as a result of the actions of the Company or any of the Subsidiaries, or, to the Company's Knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of the Subsidiaries has at any time owned, operated, occupied or leased.
(b) Hazardous Materials Activities.  Neither the Company nor any of the Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its Employees or others to Hazardous Materials in violation of any Law, nor has the Company or any of the Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities"), in violation of any Law promulgated to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity.  The Company and the Subsidiaries have complied in all material respects with all Laws regulating the manufacture, labeling, packaging and disposal of Company Products and the use, storage and disposal of Hazardous Materials.
2.24.                        Brokers' and Finders' Fees.  Except as set forth on Schedule 2.24, none of the Company or any of the Subsidiaries has incurred, or will incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any of the Transactions.  The Company has previously delivered to Buyer a redacted copy of each agreement with respect to each item set forth on Schedule 2.24 (each an "Engagement Letter") and hereby covenants and agrees that it will provide unredacted copies of each Engagement Letter to Buyer's counsel not less than 10 Business Days following the Agreement Date.
2.25.                        Employee Benefit Plans.
(a) Schedule.  Schedule 2.25(a) sets forth each Company Employee Plan.  Neither the Company nor any of the Subsidiaries has any stated plan, intention or commitment to establish any new Company Employee Plan, to modify or terminate any Company Employee Plan (except to the extent required by Law or to conform any such Company Employee Plan to the requirements of any applicable Law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any new Company Employee Plan.
(b) Employee Plan Documents.  The Company has delivered to Buyer (i) correct and complete copies of each Company Employee Plan or related trust, including all amendments thereto (or, if such Company Employee Plan is not written, an accurate description of the material terms thereof); (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the most recent annual report (Series 5500 and all schedules thereto), if any, required under ERISA or the Code, or any similar Laws of other jurisdictions applicable to the Company or any of the Subsidiaries, in connection with each Company Employee Plan or related trust; (iv) if any Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, with respect to each Company Employee Plan; (vi) all determination, opinion, notification and advisory letters and rulings, compliance statements, closing agreements, or similar materials specific to each Company Employee Plan from the IRS or any similar Governmental Entity having jurisdiction over the Company or any of the Subsidiaries relating to

Company Employee Plans and copies of all applications and correspondence (including specifically any correspondence regarding actual or potential audits or investigations) to or from the IRS, DOL or any other Governmental Entity with respect to any Company Employee Plan, (vii) all material written agreements and contracts relating to each Company Employee Plan, including fidelity or ERISA bonds, administrative service agreements, group annuity contracts and group insurance contracts; (viii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any material liability to the Company or any of the Subsidiaries and that are not reflected in the current summary plan description and plan document; (ix) all material forms and notices relating to the provision of post-employment continuation of health coverage; (x) all policies pertaining to fiduciary liability insurance covering the fiduciaries of each Company Employee Plan; (xi) all discrimination and qualification tests, if any, for each Company Employee Plan for the most recent plan year; and (xii) all registration statements, annual reports (Form 11-K or any similar form required under the Laws of other jurisdictions applicable to the Company or any of the Subsidiaries and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.
(c) Employee Plan Compliance.  The Company and each of the Subsidiaries has performed all material obligations required to be performed by it under each Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in all material respects in compliance with all applicable Laws, including Patient Protection and Affordable Care Act, ERISA and the Code.  Each Company Employee Plan that is intended to qualify under Section 401(a) of the Code is so qualified and each trust that is intended to qualify under Section 501(a) of the Code is so qualified and has either received a favorable determination letter or opinion letter from the IRS with respect to such Company Employee Plan as to its qualified status under the Code or has a period of time remaining under applicable Treasury regulations or IRS pronouncements in which to apply for and obtain such a letter, and nothing has occurred as to any such Company Employee Plan which has resulted or is likely to result in the revocation of such qualification or which requires or could require action under the compliance resolution programs of the IRS to preserve such qualification.  No Company Employee Plan and no party in interest with respect thereto has engaged in a "prohibited transaction," which could subject the Company or any of the Subsidiaries directly or indirectly to liability under Section 4975 of the Code or Sections 409 or 502(i) of ERISA.  There are no actions, suits, claims or proceedings pending or, to the Company's Knowledge, threatened (other than routine claims for benefits) against any Company Employee Plan or fiduciary thereto or against the assets of any Company Employee Plan nor, to the Company's Knowledge, is there any reasonable basis therefor.  The Company has not undertaken to maintain any Company Employee Plan for any period of time and each Employee Plan can be amended, terminated or otherwise discontinued on or after the Closing Date in accordance with its terms, without liability to the Company, any of the Subsidiaries, Buyer or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event).  There are no audits, inquiries or proceedings pending or, to the Company's Knowledge, threatened by the IRS, DOL or any other Governmental Entity having jurisdiction over the Company or any of the Subsidiaries with respect to any Company Employee Plan.  All annual reports and other filings required by the IRS, DOL or any other similar Governmental Entity having jurisdiction over the Company or any of the Subsidiaries have been timely made.  Neither the Company nor any of the Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 501(i) of ERISA or Section 4975 through 4980D of the Code or any similar Laws of other jurisdictions applicable to the Company or any of the Subsidiaries and no Company Employee Plan is sponsored or maintained by any Person that is or was considered to be a co-employer with the Company or any of the Subsidiaries.

(d) Plan Status.  None of the Company, any of the Subsidiaries or any ERISA Affiliate now, or has ever, maintained, established, sponsored, participated in or contributed to any plan that is subject to Title IV of ERISA or Section 412 of the Code.  None of the Company, any of the Subsidiaries or any ERISA Affiliate has incurred, nor do they reasonably expect to incur, any liability with respect to any transaction described in Section 4069 of ERISA.  No Company Employee Plan is a multiple employer plan as defined in Section 210 of ERISA or any similar concept under any other applicable Law.
(e) Multiemployer Plans.  At no time has the Company, any of the Subsidiaries or any ERISA Affiliate contributed to or been requested to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA or any similar concept under any other applicable Law.
(f) No Post-Employment Obligations.  No Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee welfare benefits to any Employee upon or after his or her retirement or termination of employment for any reason, except as may be required by Law, and neither the Company nor any Subsidiary has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon or after their retirement or termination of employment, except to the extent required by Law.
(g) Funding of Plans.  With respect to each Company Employee Plan for which a separate fund of assets is or is required to be maintained, full and timely payment has been made of all amounts required of the Company and the Subsidiaries, under the terms of each such Company Employee Plan or applicable Law, as applied through the Closing Date.  The current value of the assets of each such Company Employee Plan, as of the end of the most recently ended plan year of that Company Employee Plan, equals or exceeds the current value of all benefits liabilities under that Company Employee Plan.
(h) Effect of Transactions.  The execution, delivery and performance by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under any Company Employee Plan, trust or loan that would reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.
(i) Foreign Jurisdictions.  No Company Employee Plan is subject to the Laws of any jurisdiction outside of the United States.
(j) Taxation.  Each Company Employee Plan has been properly classified with respect to the payment of Taxes, including in particular social security payments and contributions, and any exemptions have been properly applied and all filings have been completed accurately and in a timely manner with the appropriate Tax Authorities.
(k) Discretion.  Each Company Employee Plan that is deemed to be discretionary can be suspended or interrupted at any time at the Company's or the relevant Subsidiary's discretion, and has not created any rights or obligations, either from past practice or restrictions under the Employment Agreements or otherwise, that would in any way limit the right of the Company or the relevant Subsidiary to vary, suspend, reduce, amend, terminate or otherwise change any current or future payments under any such discretionary Company Employee Plan.
2.26.                        Employment Matters.
(a) Schedule 2.26(a) sets forth, (i) with respect to each current Employee (including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family, maternity, parental or other leave) (A) the name of such Employee and the date as of which such Employee was originally hired by the Company or any of the Subsidiaries, and whether the Employee is on an active or inactive status; (B) such Employee's title; (C) such Employee's rate of base salary or hourly rate of pay (as applicable) as of the Agreement Date; (D) whether such Employee is on leave and, if applicable, the type of leave (e.g., disability, family, maternity, parental or other leave protected by applicable Law) and the anticipated date of return to full service (if known); (E) whether such Employee is employed by the Company or one of the Subsidiaries, and if by a Subsidiary, the name of the Subsidiary; and (F) the Company or Subsidiary facility at which such Employee is deemed to be located; and (ii) with respect to each Employee, whether such Employee has executed the Company's standard form nondisclosure, confidentiality and assignment of inventions agreement.
(b) Schedule 2.26(b) contains a list of individuals who are currently performing services for the Company or any of the Subsidiaries and are classified as "consultants" or "contract labor" or "independent contractors," the respective compensation arrangement pertaining to each such "consultant" or "contract laborer" or "independent contractor" and whether the Company or any Subsidiary is party to a consulting or contract labor or independent contractor agreement with the individual or an entity with which such individual is an Employee.  Any such agreements have been delivered to Buyer and are set forth on Schedule 2.26(b).
(c) None of the Seller, the Company nor any of the Subsidiaries is a party to any agreement, arrangement, or plan (including the Plan, any Company Employee Plan, the Company Stock Rights and the payments described in Section 2.17) that has resulted or would result, as a result of the transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent event) separately or in the aggregate, in the payment of (i) any "excess parachute payments" within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code) or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code.  None of the shares of outstanding capital stock of the Company or any of the Subsidiaries is subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code.  No portion of the Purchase Price is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of Law.  Within seven (7) calendar days from the Agreement Date, the Company shall provide Buyer with Schedule 2.26(c) listing each person who is a disqualified individual within the meaning of Section 280G of the Code.
(d) Each Employment Agreement in effect as of the Agreement Date, other than any Employment Agreement set forth on the Company's standard form employment offer letter attached hereto as Schedule 2.26(d)(i), is set forth on Schedule 2.26(d)(ii) and a copy of each Employment Agreement and any amendment thereto has been delivered to Buyer.  The employment of each of the current Employees is terminable by the Company at will (except for non-United States Employees of the Company or any of the Subsidiaries located in a jurisdiction that does not recognize the "at-will" employment concept, provided that each such jurisdiction and the affected Employees are set forth on Schedule 2.26(d)(iii)), and neither the Company nor any of the Subsidiaries has any current obligation to provide any particular form or period of notice prior to terminating the employment of any of its current Employees.  Except for current non-United States Employees located in a jurisdiction where Employees have a right to continuous employment (provided that each such jurisdiction and the affected Employees are set forth on Schedule 2.26(d)(iii)) neither the Company nor any of the Subsidiaries has, and to the Company's Knowledge, no other Person on behalf of the Company has, (i) entered into any agreement that obligates or purports to obligate Buyer or any of Buyer's Affiliates to make an offer of employment to any Employee, consultant or contractor of the Company or any of the Subsidiaries or (ii) promised or otherwise provided any assurances (contingent or other) to any Employee, consultant or contractor of the Company or any of the Subsidiaries of any terms or conditions of employment with Buyer or any of Buyer's Affiliates following the Closing.
(e) The Company and each of the Subsidiaries has delivered to Buyer accurate and complete copies of all current, written employee manuals and handbooks, employment policy statements, employment customs and practices, internal regulations, collective bargaining or labor agreements and Employment Agreements with respect to Employees.
(f) The Company is in material compliance with all laws pertaining to labor and employment matters except where noncompliance would not be reasonably anticipated to cause a Company Material Adverse Effect.
(g)  (i)  To the Company's Knowledge, none of the current Employees has given the Company or any of the Subsidiaries written notice terminating his or her employment with the Company or any of the Subsidiaries, or terminating his or her employment upon a sale of, or business combination relating to, the Company or any of the Subsidiaries or in connection with the Transactions; (ii) to the Company's Knowledge, no current Employee, consultant or contractor is a party to or is bound by any employment agreement, patent disclosure agreement, non-competition agreement, any other restrictive covenant or other agreement with any Person, or subject to any judgment, decree or order of any court or administrative agency, any of which would reasonably be expected to have a Company Material Adverse Effect on the Company's business or operations; (iii) to the Company's Knowledge, no current Employee, contractor or consultant is in material violation of any term of any employment agreement, patent disclosure agreement, non-competition agreement, or any other restrictive covenant to a former employer or entity relating to the right of any such Employee, contractor or consultant to be employed or retained by the Company or any of the Subsidiaries, as the case may be; and (v) neither the Company nor any of the Subsidiaries is or has within the past three years been engaged in any dispute or litigation with any Employee regarding intellectual property matters.
(h) Neither the Company nor any of the Subsidiaries is presently, nor have they been in the past five (5) years, a party to or bound by any union or works council contract or agreement, collective bargaining agreement or similar agreement and to the Company's Knowledge there are no activities or proceedings of any labor union or works council or other employee representation group to organize any Employees.
(i) Neither the Company nor any of the Subsidiaries is engaged or has ever been engaged in any unfair labor practice of any nature, that, if adversely determined, would result in any material liability to the Company or any of the Subsidiaries.  There has not, within the past three (3) years, been any concerted slowdown, concerted work stoppage, or any similar concerted activity by Employees detrimental to the Company, any of the Subsidiaries or any Employees.  There is not now pending and, to the Company's Knowledge, no Person has threatened to commence, any such slowdown, work stoppage, labor dispute, union organizing activity or any similar activity or dispute.
(j) The Employees have been, and currently are, properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar Law of any state or other jurisdiction applicable to such Employees.  Any Persons now or heretofore engaged by the Company or any of the Subsidiaries in the past five (5) years, as consultants or contract laborers or independent contractors, rather than Employees, have been properly classified as such.  Neither the Company nor any of the Subsidiaries is delinquent to, or has failed to pay, any of its Employees, consultants or contractors for any wages (including overtime, meal breaks or waiting time penalties), salaries, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments to which they would be entitled under applicable Law, if any, bonuses, benefits, advantage in kind, profit sharing, stock options or other compensation for any services performed by them or amounts required to be reimbursed or damages or interest paid to such individuals.  Neither the Company nor any of the Subsidiaries is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  None of the Company or any of the Subsidiaries have any material liability, including under any Company Employee Plan, arising out of the treatment of any service provider as a consultant or independent contractor and not as an Employee.
(k) (i) Neither the Company nor any of the Subsidiaries has a written severance pay practice or policy; and (ii) neither the Company nor any of the Subsidiaries is delinquent in the payment of any severance pay, bonus compensation, or in the acceleration of payment or vesting of any equity interest, or other payments (other than accrued salary, vacation, or other paid time off in accordance with the Company's and the Subsidiaries' policies) to any Employee arising from the termination of employment under any benefit or severance policy, practice, agreement, plan, program of the Company or any of the Subsidiaries, applicable Law or otherwise.
(l) The Company and each of the Subsidiaries has been and is in compliance, in all material respects, with all applicable Laws and agreements respecting employment, employment practices, employee benefits, terms and conditions of employment, immigration matters, labor matters, and wages and hours, in each case, with respect to its Employees and to the Company's Knowledge there are no allegations to the contrary.
(m) The Company and each of the Subsidiaries, and to the Company's Knowledge each current Employee, is in compliance with all applicable visa and work permit requirements.
(n) Neither the Company nor any of the Subsidiaries has implemented any plant or office closing, transfer of Employees or layoff of Employees that (without regard to any actions that might be taken by Buyer after the Closing) is or could reasonably be expected to be in violation of any applicable WARN or similar Laws.
2.27.                        Tax Matters.
(a) The Company and each of the Subsidiaries have properly and timely filed all Tax Returns required to be filed.  The Company and each of the Subsidiaries have timely paid all Taxes owed (whether or not shown, or required to be shown, on any Tax Returns).  The Company and each of the Subsidiaries have timely withheld and paid all Taxes required to have been withheld and paid.  There are no Liens for Taxes upon any of the Company's or any of the Subsidiaries' assets, other than Permitted Liens and Liens for ad valorem Taxes not yet due and payable.
(b) None of the Tax Returns filed by the Company or any of the Subsidiaries nor Taxes payable by the Company or any of the Subsidiaries have been the subject of an enquiry, audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment by any

Governmental Entity that has not been resolved or fully paid, and no such enquiry, audit, action, suit, proceeding, claim, examination, investigation, deficiency or assessment is currently pending or, to the Company's Knowledge, threatened.
(c) Neither the Company nor any of the Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any of the Subsidiaries has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency other than customary extensions to file Tax Returns.
(d) Neither the Company nor any of the Subsidiaries is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  Neither the Company nor any of the Subsidiaries has ever been either a "controlled corporation" or a "distributing corporation" (within the meaning of Section 355(a)(1)(A) of the Code) with respect to a transaction that was described in, or intended to qualify as a Tax-free transaction pursuant to Section 355 of the Code.  Neither the Company nor any of the Subsidiaries has net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the Transactions).  Neither the Company nor any of the Subsidiaries has made or agreed to make any adjustment under Section 481(a) of the Code (or any corresponding provision of state, local or foreign Tax Law) by reason of a change in accounting method or otherwise, and will not be required to make such an adjustment as a result of the Transactions.  Neither the Company nor any of the Subsidiaries has participated in an international boycott as defined in Section 999 of the Code.
(e) Neither the Company nor any Subsidiary will be required to include any amount in income for taxable periods (or portions thereof) after the Closing Date as a result of (i) entering into any "closing agreement" within the meaning of Section 7121 of the Code (or any similar provision of applicable state, local or foreign Law) on or prior to the Closing Date, (ii) any intercompany transaction or excess loss account described in the Treasury Regulations promulgated pursuant to Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law), (iii) any installment sale or open transaction disposition made on or prior to the Closing Date, and (iv) any prepaid amount received on or prior to the Closing Date.
(f) Neither the Company nor any of the Subsidiaries has, in the past ten (10) years: (A) acquired assets from another corporation in a transaction in which the Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor; or (B) acquired the stock of any corporation that is a Qsub.  Neither the Company nor any of the Subsidiaries has any accumulated earnings and profits within the meaning of Section 1375 of the Code.
(g) Neither the Company nor any of the Subsidiaries is a party to any Tax sharing agreement or similar arrangement (including an indemnification agreement or arrangement) (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements).  Neither the Company nor any of the Subsidiaries has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or foreign Tax purposes (other than a group the common parent of which is the Company), and neither the Company nor any of the Subsidiaries has any liability for the Taxes of any Person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax Law), or as a transferee or successor, or by contract, or otherwise.

(h) The unpaid Taxes of the Company and the Subsidiaries did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) which has been separately disclosed on the Company Balance Sheet.  Neither the Company nor any of the Subsidiaries will incur any liability for Taxes from the Balance Sheet Date through the Closing Date other than in the ordinary course of business and consistent with reasonable past practice or as a result of the Transactions.
(i) Schedule 2.27(i) lists all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company or any of the Subsidiaries.  No claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of the Subsidiaries does not file Tax Returns that the Company or any of the Subsidiaries is or may be subject to Tax in that jurisdiction.
(j) The Company has delivered to Buyer correct and complete copies of all income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of the Subsidiaries for all taxable periods beginning on or after January 1, 2012.
(k) Since the Balance Sheet Date, neither the Company nor any Subsidiary has made or changed any material election in respect of Taxes (other than electing to be qualified as a Qsub of Seller pursuant to the Reorganization), adopted or changed any accounting method in respect of material Taxes, entered into any closing agreement, settled any claim or assessment in respect of material Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes.
(l) Each Company Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance in all respects with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Company Employee Plan is, or to the Knowledge of the Company, will be, subject to the penalties of Section 409A(a)(1) of the Code.
(m) At all times between its formation and the Reorganization, the Company was a validly electing S Corporation for U.S. federal income tax purposes (and any applicable state and local Tax purposes).  Pursuant to the Reorganization, the Company will be a Qsub for U.S. federal income tax purposes (and any applicable state and local Tax purposes) effective as of the Reorganization and will be treated as a Qsub for U.S. federal income tax purposes (and any applicable state and local Tax purposes) at all times thereafter.
(n) Schedule 2.27(n) lists the U.S. federal, state, local and to the extent any Subsidiary or the Company does business in or is organized under the laws of such jurisdiction, including the Japanese tax classification of Kepware Japan K.K. since its formation.
(o) All intercompany transactions among the Company and its Subsidiaries have met the requirements of Section 482 of the Code and the Treasury Regulations thereunder.
(p) The Reorganization shall have been completed on a date prior to the Closing Date and constitute one or more reorganizations within the meaning of Section 368(a)(1) of the Code pursuant to Section 368(a)(1)(F) of the Code.
(q) The representations and warranties set forth in this Section 2.27 and in Sections 2.13(b), 2.16(vi), 2.19, 2.25, 2.26 and 2.32 shall constitute the only representations and warranties by the Company or any of the Subsidiaries with respect to Taxes.

2.28.                        Customers; Distributors.  Schedule 2.28(a) identifies, and provides (i) the revenues received from the top fifty (50) customers of the Company and the Subsidiaries in each of the fiscal years ended December 31, 2014 and December 31, 2013 and for the nine (9) month period ended September 30, 2015, (ii) customers of the Company and the Subsidiaries with aggregate payments to the Company or the Subsidiaries in excess of $50,000 in the fiscal years ended December 31, 2014 and December 31, 2013 and for the nine (9) month period ended September 30, 2015, and (iii) each distributor or other channel partner of the Company and the Subsidiaries as of the Agreement Date.  Schedule 2.28(b) identifies each agreement entered into by the Company with customers, distributors or other channel partners, which are not on one of the Company's standard form agreements set forth on Schedule 2.15(a).  Neither the Company nor any of the Subsidiaries has received written notice from any current customer indicating that any such customer intends not to renew its support agreement with the Company and the Subsidiaries.  Neither the Company nor any of the Subsidiaries has received notice from any current distributor of any of the Company's products or other channel partner indicating that any such distributor or channel partner intends to cease distributing such products or otherwise dealing with the Company and the Subsidiaries.  No customer, distributor or channel partner of the Company or any Subsidiary holds any Company Products in inventory or has requested any inventory or has purchased any Company Products with a right of return (other than for breach of warranty) or other form of conditional sale.
2.29.                        Computer Systems; Privacy Compliance.
(a) The Computer Systems adequately meet the data processing and other computing needs of the operations of the Company as presently conducted. The Computer Systems function, operate, process and compute substantially in accordance with all applicable and material Laws, industry standards and trade practices.
(b) The Company has measures in place, at least consistent with current industry standards and practices, that are intended to ensure that the Computer Systems contain appropriate virus protection and that are measures intended to safeguard against the unauthorized use, copying, disclosure, modification, theft or destruction of and access to, system programs and data files comprised by the Computer Systems. The Company has and maintains all applicable accounts, passwords, encryption algorithms and programs or other access keys required by the Company and its Employees to access the system programs and data files comprised by the Computer Systems. The data processing and data storage facilities used by the Company in connection with the operation of the business are reasonably protected in respect of known security breaches, at least in a manner consistent with current industry standards and practices.
(c)                        The Company has privacy and security policies that govern its collection, storage, use, disclosure and transfer (including across national borders) of Personal Information and the Company is in compliance with its privacy and security policies and applicable Laws relating to Personal Information, including with respect to any Personal Information collected by the Company. The Company has not collected any Personal Information from any third parties, except for Personal Information collected from Employees and vendors in the ordinary course of business and as a service provider for its respective customers pursuant to contract disclosed in Schedule 2.29(c).  All required consents to the collection, use or disclosure of Personal Information in connection with the conduct of the business of the Company and its Subsidiaries as currently conducted and as currently contemplated to be conducted (including disclosure to Affiliates of the Company) have been obtained.  The Company has not received any written claim or complaint regarding its collection, use or disclosure of Personal Information. As used in this Agreement, "Personal Information" means information in the possession or under the control of the Company that can be used to readily identify any individual, including, financial information and protected health information (as such term is defined under HIPAA), the use or disclosure of which is protected by applicable Laws.
(d) To the Company's Knowledge, there has been no material breach of security or other unauthorized access by third parties to the Personal Information or confidential information in the Company's possession, custody or control and, to the Company's Knowledge, there have been no successful unauthorized intrusions or breaches of the security of information technology systems of the Company. With respect to all Personal Information gathered or accessed in the course of the operations of the Company, the Company has taken commercially reasonable steps, consistent with applicable Laws, to protect such Personal Information against loss and against unauthorized access, use, modification, disclosure or other misuse.
(e) All credit card, debit card and other electronic payments processed by the Company or any Subsidiary are and have been processed in accordance with all applicable payment card industry data security standards ("PCI DSS") then defined by the payment card industry security standards council.
(f) The Company has and maintains back-up systems and disaster recovery and business continuity plans at least consistent with industry standards and practices, and that are intended to reasonably address the continuing availability of the functionality provided by the Computer Systems in the event of any malfunction of, or other form of disaster affecting, the Computer Systems.
(g) The Company is, or at the Closing Date will be, (i) in possession of the object code and available user manuals for all third-party in-licensed software (other than off-the-shelf application software) which is used in the business and which is material to the business of the Company and its Subsidiaries as currently conducted (the "Application Software"); and (ii) either in the possession of, or a beneficiary under a source code escrow agreement or has or will have other conditional rights of access to, the source code and all available documentation required for effective use of the Application Software.  The Company has made available to Buyer, copies of any source code escrow agreements relating to the Application Software, which copies are complete and accurate in all material respects.
2.30.                        Company Customer Information.  Neither the Company nor any of the Subsidiaries has sold, transferred, licensed, disclosed, made available to the public or otherwise released for distribution any of its customer files and other customer information relating to the Company's or any of the Subsidiaries' current and former customers or agreed to do any of the foregoing.  Except for information as provided to sales representatives (which information is subject to a customary non-disclosure agreement), no Person other than the Company or one of the Subsidiaries possesses or has any claims or rights with respect to use of such customer files and other customer information.  The Company's and the Subsidiaries' systems, products and services are adequate and sufficient to protect the privacy and confidentiality of all third-party information in compliance with all applicable Laws, agreements and duties, including without limitation any privacy or data protection Laws.
2.31.                        Governmental Authorization.  Schedule 2.31 lists each certification, approval, registration, consent, license, permit, grant, exemption, variance, order or other authorization issued or granted to, or held by the Company or any of the Subsidiaries by a Governmental Entity pursuant to which the Company or any of the Subsidiaries currently operates or holds any interest in any of its properties (collectively, the "Company Authorizations").  The Company Authorizations are in full force and effect and constitute all material Company Authorizations required to permit the Company and each of the Subsidiaries to operate or conduct its business as currently conducted or as currently contemplated to be conducted or to hold any interest in its properties or assets.  None of the Company nor any of the Subsidiaries is in violation of any Company Authorization in any material respect.

2.32.                        Corrupt Practices.
(a) None of the Company, any of the Subsidiaries or, while acting on behalf of the Company or any Subsidiary, any of their respective current (or former) directors, Affiliates, joint venturers, principals, officers, employees, managers, agents or representatives, distributors, contractors, or any Person associated with or acting for or on any of their behalf, has directly or indirectly made or offered or solicited or accepted any contribution, gift, gratuity, entertainment, bribe, rebate, payoff, influence payment, kickback, or other payment or anything else of value to or from any Person, private or public, regardless of what form, whether in money, property, or services (i) to obtain favorable treatment for any business sought, (ii) to pay for favorable treatment for any business obtained, (iii) to obtain or pay for special concessions or for special concessions for any business previously obtained, or (iv) otherwise to confer any benefit in violation of any Laws or requirements of any Governmental Entity (including but not limited to the Anti-Kickback Act of 1986, as amended, the Foreign Corrupt Practices Act of 1977, as amended, or other similar United States or foreign Law) or international anti-bribery conventions or otherwise for the purposes described in Section 162(c) of the Code or any similar Law or for the establishment or maintenance of any concealed fund or concealed bank account (collectively, "Applicable Anti-Corruption Laws"), and the Company and the Subsidiaries have adequate financial controls to prevent any such violations.
(b) Neither the Company nor any of the Subsidiaries have received any communication that alleges that the Company, any of the Subsidiaries or any of their respective current (or former) directors, Affiliates, joint venturers, principals, officers, employees, managers, agents or representatives, distributors, contractors, or any Person associated with or acting for or on any of their behalf is in violation of, or has liability under such Applicable Anti-Corruption Laws.  The Company, each of the Subsidiaries and their respective current (or former) directors, Affiliates, joint venturers, principals, officers, employees, managers, agents or representatives, distributors, contractors, or any Person associated with or acting for or on any of their behalf have at all times been and are in compliance in all respects with, and are aware of and have been provided compliance training regarding such Applicable Anti-Corruption Laws.
2.33.                        Money Laundering.  To the Company's Knowledge, neither the Company nor any Subsidiary (i) is under investigation by any Governmental Entity for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under any applicable Law (collectively, "Anti-Money Laundering Laws"), (ii) has been assessed civil penalties under any Anti-Money Laundering Laws or (iii) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws.
2.34.                        Export Control.
(a) Except as to be identified to Buyer prior to Closing pursuant to Section 6.2(n), the Company and each of the Subsidiaries are and have been in compliance in all material respects with all United States government export control Laws, including USA Patriot Act, the Export Administration Act, the Export Administration Regulations ("EAR"), the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Foreign Asset Control Regulations, customs Laws and any rules and regulations issued under any of the foregoing and all trade regulations administered and enforced by the United States government Department of Treasury Office of Foreign Assets Control (collectively, "U.S. Export Controls") or any other Governmental Entity related to the regulation of exports, re-exports, transfers, releases, shipments, transmissions or similar transfer of goods, technology, software or services.  Neither the Company nor any of the Subsidiaries has made any voluntary or other disclosures to the United States government or any other Governmental Entity with respect to any alleged irregularity, misstatement or omission or other potential violation arising under or relating to the requirements of U.S. Export Controls.  No set of facts exists that would constitute valid grounds for a Governmental Entity's assertion of a material violation of the U.S. Export Controls against the Company or any of the Subsidiaries.  No Proceeding or notice has been filed or commenced against the Company or any of the Subsidiaries alleging any failure to comply with any U.S. Export Controls.
(b)                        Schedule 2.34(b) lists all Company Products that are classified under Category 5, Part II of the Commerce Control List specified in Part 774 Supp. No. 2 of the EAR, all of which are eligible for self-classification under Section 740.17(b)(1) or 742.15(b)(1) of the EAR.
(c)                        The Company Owned Intellectual Property and the Company Products are authorized for export from the United States to all destinations (other than the Crimea region of Ukraine, Cuba, Iran, North Korea, Sudan and Syria) and any U.S. government review or authorization required for such export has been obtained, and the Company otherwise complies with all United States export license and export license exception requirements.
(d)                        The Company Owned Intellectual Property and the Company Products are authorized for export from the United States under the U.S. Export Administration Regulations with no license required, and with no requirement of pre-export review by, or post-export reporting to, the U.S. Department of Commerce.
(e)                        Except as to be identified to Buyer prior to Closing pursuant to Section 6.2(n), to the Knowledge of the Company, the Company has not exported any of the Company Intellectual Property or the Company Product from the United States in violation of applicable Laws, including but not limited to the U.S. Export Administration Regulations.
(f)                        Except as to be identified to Buyer prior to Closing pursuant to Section 6.2(n), to the Knowledge of the Company, the Company has not exported any of the Company Intellectual Property or the Company Products from the United States to any person or destination in violation of a U.S. trade embargo or sanctions administered by the U.S. Office of Foreign Assets Control, including but not limited to exports to (i) Cuba, Iran, North Korea, Sudan Syria, or the Crimea region of Ukraine, (ii) Persons on the U.S. Department of Commerce Denied Persons List, Entity List, or Unverified List, or (iii) Persons on the U.S. Department of Treasury List of Specially Designated Nationals and Blocked Persons.
2.35.                        Rights to Acquire.  Other than this Agreement and as set forth on Schedule 2.35, the Company and its Subsidiaries are not a party to any, and to the Knowledge of the Company there is no, agreement, contract, arrangement or understanding granting any rights of first refusal, option, rights of prior notice, or rights of first negotiations to acquire any material assets of the Company or its Subsidiaries or to effectuate a merger, consolidation, reorganization or other type of business combination with or sale of the equity of the Company or any of its Subsidiaries.  With respect to any agreement set forth on Schedule 2.35, the Company is and has at all times been in compliance with the terms and conditions of such agreement.
2.36.                        Representations Complete.  None of the representations or warranties made by the Company in this Agreement or any Related Agreement, nor any statement made in the Company Disclosure Schedule or any certificate furnished by the Company pursuant to this Agreement or any Related Agreement, when taken together, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE III

 REPRESENTATIONS AND WARRANTIES OF SELLER
Subject to such exceptions as are disclosed in the Company Disclosure Schedule corresponding to the applicable section and subsection or clause of this Article III (the "Applicable Article III Provision") (or disclosed in any other section, subsection or clause of Article II or Article III of the Company Disclosure Schedule provided that either a cross reference is included or it is reasonably apparent upon a reading of such disclosure that it also qualifies or applies to such other sections, subsections and clauses, that such disclosure is responsive to the Applicable Article III Provision), Seller hereby represents and warrants to Buyer as of the Agreement Date and as of the Closing as follows:
3.1.                        Authority.  Seller has all requisite power and authority to enter into this Agreement and each Related Agreement to which Seller is or will be a party, to perform all of such Seller's agreements and obligations hereunder and thereunder in accordance with their terms and to consummate the Transactions.  Seller has and will have as of the Closing all requisite power and authority to sell to Buyer all of the Shares without any restriction.  Seller has properly obtained the approval of its board of directors, and such approval constitutes all of the necessary action or authorization on the part of Seller under its Organizational Documents for the authorization, execution, delivery and performance of this Agreement and the Related Agreements by Seller and the consummation by Seller of the Transactions.  This Agreement has been, and each of the Related Agreements to which such Seller is a party will be at the Closing, duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity.
3.2.                        Title.  Seller is the record and beneficial owner of the Shares and has good and marketable title to such Shares, free and clear of all Liens as of the Agreement Date and, as of the Closing, will be the record and beneficial owner of such Shares and will have good and marketable title to such Shares, free and clear of all Liens.  Seller has, and will have as of the Closing, full right, power and authority to transfer and deliver to Buyer valid title to the Shares, free and clear of all Liens.  Immediately following the Closing, Buyer will be the legal and beneficial owner of, and have good and marketable title to, the Shares, free and clear of all Liens.  Except pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Shares.  There are no (a) voting trusts, proxies or other agreements or understandings with respect to the Shares, any Company Securities or any Subsidiary Securities to which Seller is a party, by which Seller is bound, or of which Seller has knowledge, or (b) agreements or understandings to which Seller is a party, by which Seller is bound, or of which Seller has knowledge relating to the registration, sale or transfer (including agreements relating to rights of first refusal, "co-sale" rights or "drag-along" rights) of any Shares, any Company Securities or any Subsidiary Securities.
3.3.                        Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to any Governmental Entity or any other Person is required by, or with respect to, Seller in connection with the valid and lawful authorization, execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is a party or the consummation by Seller of the Transactions, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under the HSR Act and any other applicable Antitrust Laws.

3.4.                        Conflicts.  The execution, delivery and performance by Seller of this Agreement and the Related Agreements to which Seller is party and the consummation of the Transactions do not and will not conflict with or result in any material violation of or material default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any material obligation or loss of any material benefit under, or result in the imposition or creation of any Lien upon the Shares or any of Seller's properties or assets (tangible or intangible) under, (a) any Contractual Obligation of Seller, (b) any provision of Seller's Organizational Documents, or (c) any Law applicable to Seller or any of its properties or assets (whether tangible or intangible).
3.5.                        Litigation.  No action, suit, proceeding or investigation of any nature is pending or, to Seller's knowledge, threatened, against Seller with respect to Seller's execution, delivery and performance of this Agreement or any Related Agreement to which Seller is to be a party or the consummation of the Transactions.  No action, suit, proceeding or investigation is pending or, to Seller's knowledge, threatened against Seller before any arbitrator or court or other Governmental Entity which (a) if adversely determined, would be reasonably likely to result in payments, penalties or fines payable by the Company or any of the Subsidiaries, or (b) challenges the validity of this Agreement or any Related Agreement or any action taken or to be taken in connection herewith or therewith.
3.6.                        No Brokers.  Seller has not incurred, nor will it incur, directly or indirectly, any liability on its own behalf or on behalf of the Company or any of the Subsidiaries for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any of the Transactions.
3.7.                        Interested Party Transactions.
(a) Seller does not (nor does any trust, partnership or corporation in which Seller has or has had an economic interest) have and has not had, directly or indirectly, (i) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any of the Subsidiaries, any goods or services or (ii) a beneficial interest in any agreement to which the Company or any Subsidiary is a party or by which they or their properties or assets are bound.
(b) Seller has not agreed to, or assumed, any obligation or duty to guaranty or otherwise assume or incur any obligation or liability of the Company or any of the Subsidiaries.
3.8.                        Tax Matters.
(a) Seller hereby makes all of the representations and warranties set forth in Section 2.27 as to Seller, aside from those representations and warranties set forth in Section 2.27(i) and (k).
(b) Since its formation, Seller has not made or changed any material election in respect of Taxes (other than electing to be qualified as an S Corporation pursuant to the Reorganization, electing to treat the Company as a Qsub or adopting or conforming to any election currently in effect for the Company), adopted or changed any accounting method in respect of material Taxes, entered into any closing agreement, settled any claim or assessment in respect of material Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes.
(c) Since its formation, Seller has been a validly electing S Corporation for U.S. federal income tax purposes (and any applicable state and local Tax purposes).

ARTICLE IV

 REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Seller as of the Agreement Date and as of the Closing as follows:
4.1.                        Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the Commonwealth of Massachusetts.  Buyer has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary, except such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions in a timely manner.
4.2.                        Authority.  Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the Transactions by Buyer has been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been, and each of the Related Agreements to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other parties hereto and thereto (other than Buyer), this Agreement constitutes, and in the case of the Related Agreements they will at Closing constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity.
4.3.                        Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement and the Related Agreements by Buyer or the consummation by Buyer of the Transactions except for (a) the filings, permits, authorizations, consents, approvals or other such actions as may be required under, and other applicable requirements of, the HSR Act and any other applicable Antitrust Laws, (b) such consents, approvals, orders, authorizations, registrations, declarations, filings and notices as may be required under applicable securities Laws and (c) such other filings, authorizations, consents and approvals that if not obtained or made would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the Transactions in a timely manner.
4.4.                        No Conflict.  The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it is a party, and the consummation of the Transactions, do not and will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (a) any provision of the Organizational Documents of Buyer, (b) any material agreement to which Buyer is a party or to which it or any of its properties or assets (whether tangible or intangible) is subject or bound, or (c) any Law applicable to Buyer or any of its properties (whether tangible or intangible) or assets, except, in the case of clauses (a), (b) or (c), for such conflicts, violations or defaults as would not individually or in the aggregate reasonably be expected to have a material and adverse effect on the ability of Buyer to consummate the Transactions in a timely manner.

4.5.                        Litigation. No action, suit, proceeding or investigation of any nature is pending or, to Buyer's knowledge, threatened, against Buyer with respect to Buyer's execution, delivery and performance of this Agreement or any Related Agreement to which Buyer is to be a party or the consummation of the Transactions.  No action, suit, proceeding or investigation is pending or, to Buyer's knowledge, threatened against Buyer before any arbitrator or court or other Governmental Entity which challenges the validity of this Agreement or any Related Agreement or any action taken or to be taken in connection herewith or therewith.
4.6.                        Adequacy of Funds. The Buyer has, and will have at the Closing, adequate financial resources to satisfy its monetary and other obligations under this Agreement, including obligations to pay the Purchase Price, the aggregate amount payable at Closing in respect of the Company Phantom Units, and the aggregate amount payable at Closing in respect of the Stock Appreciation Rights each in accordance herewith.  At any time that amounts shall be due with respect to the Earn-out Consideration, the Buyer shall have adequate financial resources to satisfy its monetary obligations with respect to the Earn-out Consideration.
ARTICLE V

 CERTAIN COVENANTS
5.1.                        Conduct of Business of the Company and the Subsidiaries.  Except with the prior written consent of Buyer, and except as set forth in Schedule 5.1 or otherwise contemplated herein, during the period from the Agreement Date to the Closing Date or the earlier termination of this Agreement, the Company shall observe the following covenants:
(a)                        Affirmative Covenants Pending Closing.  The Company will, and will cause each Subsidiary to:
(i)                        use commercially reasonable efforts to preserve intact its business organization and keep available the services of present Employees, in each case in accordance with past practice, it being understood that termination of Employees for poor performance shall not constitute a violation of this covenant;
(ii)                        comply in all material respects with all Laws applicable to it or to the conduct of its business and perform and comply in all material respects with all Disclosable Contracts;
(iii)                        duly and timely file all Tax Returns or reports required to be filed with any Tax Authority or other Governmental Entity and promptly pay all Taxes, assessments and governmental charges levied or assessed upon them or any of their properties (unless contesting the same in good faith and adequate provision has been made therefor);
(iv)                        keep in effect casualty, public liability, worker's compensation and other insurance policies in coverage amounts not less than those in effect at the Agreement Date;
(v)                        in the ordinary course consistent with past practice, use commercially reasonable efforts to preserve, advertise, promote and market its business, keep its properties intact, maintain good commercial working relationships with its Key Customers, preserve its goodwill, preserve and protect its Proprietary Rights, and maintain all physical properties in good operating condition; and
(vi)                        operate its business solely in the ordinary course.

(b) Negative Covenants Pending Closing.  The Company will not, and will cause each Subsidiary not to:
(i)                        accelerate the collection of any accounts receivable, or otherwise change or deviate from any cash management practices;
(ii)                        sell, transfer, mortgage, pledge or create or permit to be created any Lien on, any of its assets, other than sales or transfers in the ordinary course of business and Permitted Liens;
(iii)                        except with prior written notice to Buyer (A) incur any obligation or liability other than (1) in the ordinary course of business or (2) for Acquisition Expenses, (B) incur any indebtedness for borrowed money, or (C) enter into any contracts or commitments involving payments by the Company of $50,000 or more individually, other than purchase orders, contracts or commitments for inventory, materials and supplies in the ordinary course of business;
(iv)                        change the compensation of or materially change the fringe benefits of any Employee, agent or independent contractor or enter into or modify any Company Employee Plan;
(v)                        (A) grant or accelerate the exercisability of any option, warrant or other right to purchase, or to convert any obligation into, shares of its capital stock, (B) declare or pay any dividend or other distribution with respect to any shares of its capital stock, other than dividends or distributions (1) that would not reduce the Closing Net Working Capital below zero and (2) from Subsidiaries to the Company in the ordinary course of business, or (C) issue any shares of its capital stock, restricted stock units, Company Phantom Units, Stock Appreciation Rights subscription rights, preemptive rights or any other security convertible into or exchangeable for any of the foregoing;
(vi)                        amend its Organizational Documents;
(vii)                        make any acquisition of any other business;
(viii)                        make any acquisition of property other than in the ordinary course of business consistent with past practice;
(ix)                        enter into or materially modify any Disclosable Contract other than in the ordinary course of business consistent with past practice; or
(x)                        take, or agree in writing or otherwise to take, any of the actions described in Sections 5.1(b)(i) through (ix) above.
5.2.                        Access to Information.  The Company shall provide Buyer and its accountants, legal counsel, and other representatives, at Buyer's request and expense and subject to applicable Law and to the Confidentiality Agreement, with (a) reasonable access during normal business hours during the period prior to the Closing Date to all of the properties, facilities, books, agreements, and records of the Company and the Subsidiaries and (b) all other information concerning the business, finances, properties, products, services, ongoing disputes, litigation, technology and personnel of the Company and the Subsidiaries as Buyer may reasonably request.
5.3.                        Confidentiality.  The parties acknowledge that the Company and Buyer have previously executed a Confidentiality Agreement, dated as of June 9, 2015 (the "Confidentiality

Agreement"), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.  In addition, each of Seller and the Seller Owners acknowledges and agrees that all confidential information that it possesses regarding the Company and the Subsidiaries shall, from and after the Closing, be deemed "Confidential Information" within the meaning of, and subject to, the Confidentiality Agreement and that each of Seller and the Seller Owners from and after the Closing shall be bound by the Confidentiality Agreement as if a signatory thereto.
5.4.                        Public Disclosure.  Except as contemplated by this Agreement or as otherwise required by Law (including applicable securities Laws) or, as to Buyer or any of its Affiliates, by regulatory authority, listing agreement, no public disclosure (whether or not in response to an inquiry) of the existence or subject matter of this Agreement shall be made by any party hereto (including any third-party representatives of Buyer, Seller, any Seller Owner or the Company or any of their respective Affiliates) (other than (i) any filing by Buyer, Seller, the Company or any of their respective Affiliates with the Securities and Exchange Commission or other Governmental Entity as required by applicable Law and (ii) any communications with any third parties to obtain the consents and approvals required under this Agreement and applicable Law), whether before or after the Closing, unless approved by Buyer and Seller prior to release; provided that such approval shall not be unreasonably withheld, conditioned or delayed; provided further that in no event shall any party or Representative make any such disclosure prior to Buyer issuing a press release publicly announcing this Agreement.  In addition to and in no way limiting the foregoing, Buyer shall make a press release on or promptly following the Agreement Date, shall notify the Seller of such press release and shall give the Seller a reasonable opportunity to comment on such press release prior to publication.  Notwithstanding the foregoing, in the event that Buyer, Seller, the Company (or any of their respective Affiliates) is required by Law or any listing or trading agreement to make any such disclosure, such party shall notify the others prior to making such disclosure and shall use its commercially reasonable efforts to give the others an opportunity (as is reasonable under the circumstances) to comment on such disclosure.  Buyer shall provide the Company with a reasonable opportunity to review and comment on any press release to be issued by Buyer announcing this Agreement and the Transactions.
5.5.                        Consents.  The Company and the Seller, at their own expense, shall use their commercially reasonable efforts to promptly obtain all Required Consents.
5.6.                        Antitrust Filings.
(a) No later than the next business day after the Agreement Date, Buyer, Seller and the Company, as applicable, will each make in timely fashion all filings and notifications required under the HSR Act (the "HSR Act Filings") with the United States Department of Justice Antitrust Division ("DOJ") and Federal Trade Commission ("FTC").  Buyer shall be solely responsible for the payment of any filing fees in connection with the filing of any Notification and Report Forms under the HSR Act.  Each filing party will request early termination of the HSR Act waiting period at the time it makes its HSR Act Filing.
(b) As promptly as is practicable after receiving any request from DOJ or FTC for information, documents, or other materials in connection with the review of the HSR Act Filings, Buyer, the Company and Seller, as the case may be, shall use its commercially reasonable efforts to comply with such request and, to the extent practicable and permitted by applicable Law, permit the other parties' legal counsel to review in advance any proposed written communication to DOJ, FTC or any other Governmental Entity to the extent that such review will not result in the waiver of any applicable privilege and subject to appropriate confidentiality agreements.  Buyer, the Company and Seller shall each cooperate reasonably with the others in connection with resolving any inquiry or investigation by DOJ or FTC relating to the HSR Act Filings or by any other Governmental Entity relating to this Agreement or the Transactions.  Buyer, the Company and Seller shall each promptly inform the others of any communication with, and any proposed understanding, agreement, or undertaking with DOJ or FTC relating to the HSR Act Filings or any other Governmental Entity relating to this Agreement or the Transactions.  Buyer, the Company and Seller shall each give the others reasonable advance notice of, and the opportunity to participate in (directly or through its representatives) any inquiry or investigation by, or any material meeting or conference (whether by telecommunications or in person) with, any Governmental Entity relating to the HSR Act Filings, this Agreement or the Transactions if, in the reasonable judgment of the party that is subject to the inquiry, investigation, meeting or conference, such participation by the other parties is prudent and (based upon the advice of legal counsel) legally permissible.  Each of Buyer, the Company and Seller agrees to use its commercially reasonable efforts to secure termination or expiration of any waiting periods under the HSR Act and/or to obtain the approval of any antitrust Governmental Entity, as applicable, for the Transactions.
(c) Notwithstanding anything to the contrary in this Agreement, nothing shall require or be construed to require Buyer or any of its Affiliates, in order to obtain the consent or successful termination or expiration of any review of DOJ or FTC relating to the HSR Act Filings, to (i) sell or hold separate, or agree to sell or hold separate, before or after the Closing Date, any assets, businesses or any interests in any assets or businesses, of Buyer or any of its Affiliates or of the Company or any of the Subsidiaries (or to consent to any sale, or agreement to sell, by Buyer, the Company or any Subsidiary or by any of their respective Affiliates of any assets or businesses, or any interests in any assets or businesses), or any change in or restriction on the operation by Buyer or any of its Affiliates of any assets or businesses (including any assets or businesses of the Company or any of the Subsidiaries), (ii) enter into any agreement or be bound by any obligation that Buyer may deem in its sole discretion to have an adverse effect on the benefits to Buyer of the Transactions, (iii) modify any of the terms of this Agreement, or the Transactions, or (iv) initiate or participate in any legal proceeding with respect to any such matters.
5.7.                        Conditions to the Transactions; Further Assurances.  Subject to Sections 5.6(c), each of the parties to this Agreement shall use its commercially reasonable efforts to fulfill and cause to be fulfilled the conditions to Closing to be satisfied by it under this Agreement.
5.8.                        Notification of Certain Matters.  The Company and Seller shall give prompt written notice to Buyer of any event, condition, fact or circumstance that would make any of the conditions set forth in Article VI required to be satisfied by it incapable of being satisfied in a timely manner; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect any remedies available to Buyer.
5.9.                        Termination of Certain Agreements; Notifications.  The Company shall use commercially reasonable efforts to (i) terminate, as of the Closing, each of the Investor Agreements, (ii) terminate, as of the Closing, each of the Change in Control Agreements, (iii) execute and have executed the Acknowledgment Letters, and (iv) deliver all required notifications of the Transactions to the holders of Company Securities, Subsidiary Securities and Security Rights with respect thereto.  Each of the Seller Owners that is a party to an Investor Agreement hereby irrevocably terminates such Investor Agreement and hereby waives any rights or claims it may have against the Company or any Person thereunder or with respect thereto, in each case effective immediately prior to, but conditioned upon, the Closing.
5.10.                        No Solicitation.
(a) Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 8.1, none of Seller, the Company or any of the Subsidiaries nor any of

their respective managers, members, the Seller Owners, Affiliates, financial advisors or representatives (collectively, the "Representatives") shall, directly or indirectly, take any of the following actions with any Person other than Buyer and its designees: (i) solicit, initiate, entertain or agree to any proposals or offers from any Person relating to (A) any merger, share exchange, business combination, reorganization, consolidation or similar transaction involving the Company or any of the Subsidiaries, (B) the acquisition of beneficial ownership of any equity or ownership interest in the Company or any of the Subsidiaries, whether by issuance by the Company or any of the Subsidiaries or by purchase (through a tender offer, exchange offer, negotiated purchase or otherwise) from Seller or otherwise, or (C) the license or transfer of all or a material portion of the assets of the Company or any of the Subsidiaries (any of the transactions described in clauses (A) through (C), a "Third-Party Acquisition"), or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any Person to do or seek, a Third-Party Acquisition.
(b) Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 8.1, Seller shall not sell, pledge, hedge against or otherwise encumber any of its Shares or permit any Lien on its Shares to exist.
(c) Until the earlier of the Closing Date and the date of termination of this Agreement pursuant to Section 8.1, if Seller, any Seller Owner, the Company, any Subsidiary or any Representative receives an unsolicited inquiry, proposal or offer relating to a Third-Party Acquisition from any Person, such party shall, subject to any confidentiality obligations in effect as of the date of this Agreement,  (i) promptly notify Buyer of the same and the details thereof (including the identity of the Person making same) and such party shall be permitted to provide a response without breaching this Section 5.10; provided that the response is limited to informing the initiator of such inquiry, proposal or offer that such party is unable to respond further at this time, (ii) provide to Buyer a copy of any written inquiry, proposal or offer and all correspondence related thereto, and (iii) keep Buyer reasonably  informed of the status thereof; provided that if such party is limited in its notification under this Section 5.10(c) due to any confidentiality obligations in effect as of the date of this Agreement, such party shall comply with its obligations under this Section 5.10(c) to the greatest extent possible without violating such confidentiality obligations and shall, in any event, promptly notify Buyer that such an inquiry, proposal or offer was received and that any details required by Section 5.10(c)(i)-(iii) that were omitted from such notice were omitted due to such confidentiality obligations.
(d) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.10 were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed by the parties that Buyer shall be entitled to seek an immediate injunction or injunctions without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.10 and to enforce specifically the terms and provisions hereof in any court of the United States or any state or any other jurisdiction having jurisdiction, this being in addition to any other remedy to which Buyer may be entitled at law or in equity.  Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any of Seller, a Seller Owner, the Company, any of the Subsidiaries or by any of their respective Representatives shall be deemed to be a breach of this Agreement by the Company and Seller.
5.11.                        No Post-Closing Competition or Solicitation.
(a) For the period commencing on the Closing Date and ending on the three (3) year anniversary thereof, Seller and the Seller Owners shall not, and shall not permit any of their respective Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the

Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Buyer, the Company or any of the Subsidiaries (including any existing or former client or customer of the Buyer, the Company or any of its Subsidiaries and any Person that becomes a client or customer of the Buyer, the Company or any of the Subsidiaries after the Closing), or any other Person who has a material business relationship with the Buyer, the Company or any of the Subsidiaries, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, (i) any Seller Owner may perform duties as an employee or consultant of the Company or Buyer, (ii) each of  Seller and the Seller Owners may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller or the applicable Seller Owner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own one percent (1%) or more of any class of securities of such Person and (iii) each Seller Owner may continue to conduct the activities set forth on Schedule 5.11.
(b) During the period beginning on the Closing Date and ending on the three (3) year anniversary of the later of the Closing Date or the termination of such Seller Owner's employment (if any), each of Seller and each Seller Owner agrees to not, directly or indirectly, solicit for employment any Employee of Buyer, the Company or their respective Affiliates; provided, that general advertisements (and any discussions based upon responses thereto) shall not be deemed to be a breach of the non-solicitation restriction in this provision.
(c) In the event that any part of this Section 5.11 or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Section 5.11 will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto and, to the extent applicable, shall be curtailed, as to time or location or both, only to the minimum extent required for its validity and enforceability under the governing law of this Agreement and shall be binding and enforceable with respect to the Seller and the Seller Owners, as so curtailed.
(d) Seller and each Seller Owner acknowledges and agrees that the provisions of this Section 5.11 are reasonable and necessary to protect the legitimate business interests of Buyer and its investment in the goodwill of and in the Company and the Subsidiaries.  The restrictive covenants contained in this Section 5.11 are covenants independent of any other provision of this Agreement or any Related Agreement between the parties hereunder and the existence of any claim that Seller or any Seller Owner may allege against Buyer under any other provision of this Agreement or any Related Agreement will not prevent enforcement of these covenants.  Without intending to limit the remedies available to Buyer, Seller and each Seller Owner acknowledges that a breach of any of the covenants contained in this Section 5.11 will result in material irreparable injury to Buyer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Buyer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction, without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach of this Section 5.11, restraining Seller or any Seller Owner from engaging in activities prohibited by this Section 5.11 or such other relief as may be required specifically to enforce any of the covenants in this Section 5.11.
5.12.                        Section 280G Approval.  If the Company or any Subsidiary is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments, that will not be deductible under Section 280G of the Code if the stockholder approval requirements of Section 280G(b)(5)(B) of the Code are not satisfied, then the Company shall use its commercially reasonable efforts to obtain such stockholder approval as promptly as is practicable after the Agreement Date and in any event prior to the Closing Date.  Although the Company does not believe that 280G is applicable, the Company agrees to obtain all necessary consents as requested by Buyer as though Section 280G applies.
5.13.                        Tax Matters.
(a) Conduct of Business.  From the Agreement Date until the Closing Date, none of Seller, the Company or any of the Subsidiaries shall make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes (other than with respect to Seller electing to be qualified as an S Corporation for U.S. federal income tax purposes (and any applicable state and local Tax purposes) and the Company electing to be qualified as a Qsub of Seller for U.S. federal income tax purposes (and any applicable state and local Tax purposes) pursuant to the Reorganization or any election that is otherwise permitted under Section 3.8(b)), enter into any closing agreement, settle any claim or assessment in respect of Taxes, file any amended Tax Return, surrender any refund claim, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except with the prior written consent of Buyer.
(b) Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the Transactions shall be paid by the Seller when due, and the Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation if necessary.
(c) Tax Returns.
(i)                        Except as provided below in Section 5.13(c)(ii), Seller shall timely prepare and file, or cause to be prepared and filed, all Tax Returns that are required to be filed by Seller, the Company and its Subsidiaries for any Pre‑Closing Tax Periods in a manner consistent with past practice and shall provide to Buyer a draft of each such Tax Return within thirty (30) days prior to filing for Buyer's review and comment, any such comment to be considered in good faith by Seller.
(ii)                        Following the Closing, Buyer shall timely prepare and file, or cause to be prepared and filed, all Tax Returns required to be filed by the Company and its Subsidiaries for any Straddle Period in a manner consistent with past practice, unless otherwise required by Law.  Buyer shall provide to Seller a draft of each such Tax Return within thirty (30) days prior to filing for Seller's review and comment, any such comment to be considered in good faith by Buyer (it being understood that Buyer shall have no obligation to share any consolidated, unitary or combined Tax Returns for an affiliated group of corporations that includes Buyer as an affiliated member).
(d) Post-Closing Actions.  Buyer, the Company, the Subsidiaries and their Affiliates shall not amend any Tax Returns for a Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company or the Subsidiary has not historically filed Tax Returns, initiate discussions or examinations with any Governmental Entity regarding Taxes with respect to any Pre-Closing Tax Period, make any voluntary disclosures with respect to Taxes for Pre-Closing Tax Periods, change any accounting method or adopt any convention that shifts taxable income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or before the Closing Date or shift deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, or otherwise take any action that could reduce an amount payable under provision (e) of this Section or create or increase an indemnity claim under this Agreement with respect to Taxes, in each case, without the prior written consent of Seller or unless required by applicable Law.
(e) Tax Refunds. The first $90,000 of any refunds (or credits for overpayment) of Taxes, including any interest received from a Tax Authority thereon, attributable to any Maine State payroll tax with respect to the Company's taxable year ending December 31, 2015 shall be for the account of Seller.  Promptly upon the Company's, any of the Subsidiaries' or any of their Affiliates' receipt of any such refund (or credit for overpayment), Buyer shall pay over, by wire transfer of immediately available funds, any such refund (or the amount of any such credit), including any interest thereon, to Seller.  Buyer shall take any action necessary for the Company or the Subsidiaries to promptly receive such refunds and cause the Company or the Subsidiaries to claim such refunds within the statutorily required time period.
(f) Cooperation on Tax Matters.  Seller shall cooperate fully, as and to the extent reasonably requested by Buyer, in connection with the preparation and filing of any Tax Return of the Company or the Subsidiaries, any inquiry, investigation, claim assessment, audit, litigation or other proceeding with respect to Taxes of the Company or the Subsidiaries.  Such cooperation shall include the retention and, upon Buyer's request, the provision of records and information that are reasonably relevant to any such enquiry, investigation, claim assessment, audit, litigation or other proceeding and access to Employees on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Seller (to the extent applicable) agree to (i) retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Governmental Entity and (ii) use commercially reasonable efforts to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, Buyer and Seller, as the case may be, shall allow the other party to take possession of such books and records.
(g) Tax Certificates.  Buyer and Seller agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or customer of the Company or any of the Subsidiaries or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the Transactions).
(h) Tax Contests.  Buyer shall notify Seller in writing within a commercially reasonable amount of time after receipt by Buyer or the Company of any notice of any Tax enquiry, investigation, audit or other Tax dispute or contest relating to the Company or any of the Subsidiaries that relate to a Pre-Closing Tax Period or for which Seller or the Seller Owners could be obligated to indemnify Buyer or that relate to a Tax refund or credit to which Seller and the Seller Owners are entitled under Section 5.13(e) (a "Tax Contest"), provided, however, that the failure of the notified party to give any other party notice as provided herein shall not relieve such other party of its indemnification obligations under Article VII. Seller shall have the right to exercise control at any time over the handling, disposition and/or settlement of any issue raised in any Tax Contest pertaining to a Tax period ending prior to or on the Closing Date; provided, however, that Buyer shall have the right to participate in such Tax Contest and Seller shall not settle any issue in such Tax Contest without the prior consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed. Buyer shall cooperate with Seller, as reasonably requested by Seller, in any such Tax Contest.  Buyer shall have the right to exercise control at any time over the handling, disposition and/or settlement of any Tax Contest pertaining to a Straddle Period; provided, however, that Seller shall have the right to participate in such Tax Contest and Buyer shall not settle any issue in such Tax Contest pertaining to any Seller indemnifiable Tax without the prior written consent of Seller, which consent shall not be unreasonably withheld. For the avoidance of doubt, in the event that any conflict arises between the provisions of this Section 5.13(g) and the provisions of Section 7.4, the provisions of this Section 5.13(g) shall govern.
(i) Tax Sharing Agreements.  Seller shall cause all tax allocation agreements or tax sharing agreements with respect to each of the Company and its Subsidiaries to be terminated as of the Closing Date.
(j) Apportionment.  For purposes of this Agreement, in the case of any Taxes of the Company  or its Subsidiaries that are payable with respect to any Tax period that begins before or on and ends after the Closing Date (a "Straddle Period"), the portion of any Taxes that are attributable to a Pre-Closing Tax Period shall: (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company of any of the Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.  In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this Section 5.13, shall be computed by reference to the level of such items on the Closing Date.  All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company and the Subsidiaries unless otherwise required by applicable Law.  The parties hereto will, to the extent permitted by applicable Law, elect with the relevant Tax Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.
(k) Tax Treatment of Purchase and Sale of the Shares.  As a result of the U.S. federal income (and, to the extent applicable, state and local) Tax classification of the Company as a Qsub, the parties hereto agree to treat the transfer of the Shares pursuant to this Agreement as the purchase by Buyer of the assets of the Company and an assumption by Buyer of the liabilities of the Company for U.S. federal income (and, to the extent applicable, state and local) Tax purposes followed by the deemed formation of a new corporation and a deemed transfer of the assets and liabilities to the new corporation, and shall prepare all Tax books, records and filings in a manner consistent with such Tax treatment and shall not take any position inconsistent therewith.  To the extent required by Law, the Seller Owners shall timely file Tax Returns reflecting, and pay associated Taxes resulting from, the Reorganization and the sale of the Shares pursuant to this Agreement.
5.14.                        Plan.  Prior to the Closing, the Company shall take all action necessary to terminate the Plan and the SARS Plan, effective as of immediately prior to the Closing.
5.15.                        Indemnification of Company Board and Officers; Insurance.
(a) Indemnification Obligations.  During the period ending six (6) years after the Closing Date, (i) all rights to indemnification, advancement of expenses and exculpation by the Company or any Subsidiary pursuant to the Company's Organizational Documents as in effect on the Agreement Date in favor of each Person who is now, or has been at any time prior to the Agreement Date or who becomes prior to the Closing Date, an officer or director of the Company or any Subsidiary (the "Company Indemnitees") shall continue in full force and effect in accordance with their respective terms, and (ii) the Company or its successor shall, and the Buyer shall cause the Company or its successor to, fulfill and honor in all respects all such rights to indemnification, advancement of expenses and exculpation by the Company in favor of the Company Indemnitees.
(b) Insurance.  Prior to the Closing Date, the Company shall purchase an extended reporting period endorsement under the Company's existing directors' and officers' liability insurance coverage in a form acceptable to Buyer that shall provide the members of the Company Board and the Company's officers with coverage for six (6) years following the Closing Date of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the Company's directors' and officers' liability insurance coverage presently maintained by the Company (the "Extended D&Os Coverage").
(c) The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, the Company Indemnitees and their respective heirs, personal representatives, successors and assigns. No party to this Agreement shall take any action as to materially and adversely affect any Company Indemnitees to whom this Section 5.15 applies without the prior written consent of such Company Indemnitee.
(d) In the event the Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Buyer or the Company, as the case may be, assume the obligations set forth in this Section 5.15.
5.16.                        Resignation of Officers and Directors.  The Company shall obtain the resignations of (a) all members of the Company Board and all officers of the Company effective as of the Closing  and (b) such officers and directors of each of the Subsidiaries as Buyer designates in writing effective as of the date such resignation is accepted by the Company.
5.17.                        RELEASE AND WAIVER.  EFFECTIVE AS OF THE CLOSING, SELLER AND EACH SELLER OWNER HEREBY RELEASES AND FOREVER DISCHARGES THE COMPANY, THE SUBSIDIARIES, THE BUYER AND THEIR RESPECTIVE AFFILIATES, STOCKHOLDERS, AGENTS, DIRECTORS, OFFICERS, ASSIGNS, PREDECESSORS AND SUCCESSORS (COLLECTIVELY, THE "RELEASED PARTIES") FROM ANY AND ALL LEGAL, EQUITABLE OR OTHER CLAIMS, WHETHER KNOWN OR UNKNOWN, SUSPECTED OR UNSUSPECTED, WITH RESPECT TO ITS OWNERSHIP OF ANY EQUITY INTEREST IN THE COMPANY (INCLUDING ANY COMPANY SECURITY OR ANY COMPANY STOCK RIGHTS) OR ANY MATTER RELATED THERETO, INCLUDING ANY MATTER ARISING UNDER OR WITH RESPECT TO THE INVESTOR AGREEMENTS, EXCEPT FOR ANY CLAIMS SELLER OR ANY SELLER OWNER HAS OR MAY HAVE AFTER THE CLOSING AGAINST BUYER PURSUANT TO THIS AGREEMENT.
5.18.                        Employment and Benefits Arrangements.
(a) During the period commencing on the Closing Date and ending on the effective date of an Employee's termination of employment with the Company or its Subsidiaries, Buyer shall, and shall cause the Company and its Subsidiaries to, provide each Employee (other than the Key Employees and any other Employee who executes any Offer Package Agreement prior to the Agreement Date, for which the terms of this Section shall not apply) who remains employed immediately after the Closing (each a "Company Continuing Employee") with standard employee benefits offered by Buyer to its employees of comparable status; provided that, until such time as Continuing Employees participate in employee benefit plans provided by the Buyer from time to time, the Continuing Employees shall continue to participate in the Company Employee Plans.
(b) Buyer shall recognize as of the Closing all accrued but unused vacation and sick pay of the Employees on Schedule 5.18(b); provided, such time shall be utilized by such Employee prior to the end of Buyer's current fiscal year. For purposes of eligibility and vesting under the employee benefit plans of the Buyer other than the Company Employee Plans (the "New Plans"), and for purposes of accrual of vacation and severance benefits under applicable New Plans, each Continuing Employee shall be credited with his or her years of service recognized by the Company before the Closing, to the same extent as such Continuing Employee was entitled, before the Closing, to credit for such service under any similar Company Employee Plan to the extent permitted by Law. In addition, and without limiting the generality of the foregoing: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Company Employee Plan in which such Continuing Employee participated immediately before the replacement; and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, the Buyer shall take commercially reasonable efforts to: (A) cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, and (B) cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under a Company Employee Plan during the plan year in which the Closing occurs to be taken into account under any corresponding New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been incurred under and in accordance with such New Plan.
(c) Buyer is under no obligation to retain any Employee, independent contractor or consultant, or provide any Employee, independent contractor or consultant with any particular benefits.
(d) This Section 5.18 is not intended to amend any benefit plans or programs of Buyer.
5.19.            Incentive Bonus Amount.  Subject to the terms set forth in Schedule 5.19, Buyer shall pay or cause to be paid the Incentive Bonus Amount at the times, to the persons and in the amounts set forth on such schedule.
5.20.            Privileged Matters.
(a) Each of the parties acknowledges and agrees that Goodwin Procter LLP ("Goodwin"), has acted as counsel to the Company and Seller and their respective Affiliates in connection with the negotiation of this Agreement, the Related Agreements and any consummation of the Transactions contemplated by this Agreement and the Related Agreements.  In that capacity, Goodwin has engaged or may engage in communications with (i) other counsel to Seller and the Company, (ii) Seller, (iii) Seller Owners, (iv) the Company, and (v) advisors and consultants to any of the foregoing that relate to the negotiation, documentation or consummation of the Transactions contemplated by this Agreement and the Related Agreements ("Deal Communications").
(b) In connection with the foregoing, Buyer irrevocably waives any conflict of interest arising from or in connection with (i) Goodwin's prior representation of the Company and (ii) Goodwin's representation of Seller and its Affiliates prior to and after the Closing.

(c) Subject to Section 5.20(e), Buyer, on the one hand, and Seller, on the other hand, acknowledge and agree that the information relating to or arising out of the legal advice or services that have been or will be provided prior to the Closing Date for the benefit of both (i) Seller and its Affiliates (other than the Company) and (ii) the Company, shall be subject to a shared privilege between Seller and such Affiliates (other than the Company), on the one hand, and the Company, on the other hand, and, subject to the immediately following sentence, Seller and such Affiliates and the Company shall have equal right to assert all such shared privileges in connection with privileged information under any Law and no such shared privilege may be waived after the Closing by (A) Seller or its Affiliates without the prior written consent of Buyer or the Company or (B) by the Company, Buyer or any of their respective affiliates without the prior written consent of Seller.
(d) Buyer acknowledges and agrees, on its own behalf and on behalf of its directors, stockholders, members, partners, officers, employees and affiliates, that all Deal Communications shall be deemed to be retained, owned and controlled collectively by Seller and shall not pass to or be claimed by Buyer or, following the Closing, the Company, even if such Deal Communications are in the Company's possession.  All Deal Communications that are subject to the attorney-client privilege or the attorney work product privilege shall remain privileged after the Closing (the "Privileged Deal Communications"), with the privilege belonging solely to Seller and not Buyer.
(e) In the event that a dispute arises between Buyer or the Company and a third party, Buyer and the Company shall assert the attorney-client privilege to prevent the disclosure of Privileged Deal Communications to such third party.  In the event that Buyer is asked by any third party, for example in connection with a Third-Party Claim, to access or obtain any of the Privileged Deal Communications, Buyer shall promptly (and, in any event, within five (5) Business Days) notify Seller in writing (including by making specific reference to this Section 5.20(e).  Buyer further agrees to use commercially reasonable efforts to assist Seller in connection with any attempt to prevent the disclosure of any Privileged Deal Communications to a third party.
5.21.                        Remediation Plan.  The Seller and the Key Employees shall use their respective best efforts following the Agreement Date to (a) complete to the Buyer's reasonable satisfaction the security remediation and related activities set forth on Schedule II, and (b) cooperate with the Buyer's efforts to review and evaluate the Company's progress in completing such remediation and related activities.
5.22.                        Corporate Existence; Good Standing; No Dissolution.  For a period of not less than six (6) years following the Closing Date, the Seller (i) shall maintain its corporate existence in good standing, perform its obligations and satisfy its liabilities when due, pay its Taxes when due, and maintain adequate cash and liquid assets to pay and perform its liabilities and obligations as they fall due, and (ii) shall not resolve, agree or take any action to liquidate, wind-up, dissolve or otherwise cease its operations.
ARTICLE VI

 CONDITIONS TO CLOSING
6.1.                        Conditions to the Obligations of the Seller.  The obligation of the Seller to sell its Shares and to consummate the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Seller:
(a) Representations and Warranties.  The representations and warranties of Buyer contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality) or true and correct in all material respects (in the case of other representations and warranties) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date), except for those failures to be so true and correct as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to consummate the Transactions in a timely manner.
(b) Agreements and Covenants.  Buyer shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it on or prior to the Closing Date.
(c) Closing Certificate.  Buyer shall have delivered to the Company and the Seller a certificate of Buyer, executed by an appropriate officer Buyer, dated as of the Closing Date, certifying on behalf of Buyer that each of the conditions set forth in Sections 6.1(a)-(b) has been satisfied in all respects.
(d) Escrow Agreement.  Each of Buyer and the Escrow Agent shall have executed and delivered to the Seller the Escrow Agreement.
(e) Antitrust Approval.  The waiting period required by the HSR Act and the regulations promulgated thereunder shall have expired or been terminated.
(f) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Transactions shall be in effect, and there shall be no pending action, proceeding or other application before any Governmental Entity seeking any such order, restraint or prohibition.
6.2.                        Conditions to the Obligations of Buyer.  The obligations of Buyer to purchase the Shares and to consummate the other Transactions shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:
(a) Representations and Warranties.
(i)                        The representations and warranties of the Company contained in this Agreement shall have been true and correct (in the case of representations and warranties qualified as to materiality or "Company Material Adverse Effect") or true and correct in all material respects (in the case of other representations and warranties) on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct in all material respects, as the case may be, as of such specified date).
(ii)                        The representations and warranties of the Seller contained in Article III of this Agreement shall have been true and correct in all material respects on and as of the Agreement Date and shall be so true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

(b) Agreements and Covenants.  The Company and the Seller shall have performed or complied in all material respects with all covenants and obligations of this Agreement required to be performed or complied with by it, him or her on or prior to the Closing Date.
(c) No Material Adverse Effect.  No event, occurrence, change, effect or condition of any character shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
(d) Closing Certificates.
(i)            The Company shall have delivered to Buyer a certificate of the Company, executed by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that each of the conditions set forth in Sections 6.2(a)(i), (b) (with respect to the Company) and (c) has been satisfied in all respects.
(ii)                        The Seller shall have delivered to Buyer a certificate of the Seller, executed by an appropriate officer of the Seller, dated as of the Closing Date, certifying on behalf of the Seller that each of the conditions set forth in Sections 6.2(a)(i) and (b) (with respect to the Seller) has been satisfied in all respects.
(e) Secretary's Certificate.
(i)            The Company shall have delivered to Buyer a certificate of the Company executed by the Secretary of the Company, dated as of the Closing Date, certifying:  (x) the Company Board Approval, (y) the Organizational Documents of the Company and each of the Subsidiaries, and (z) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Company is a party.
(ii)            The Seller shall have delivered to Buyer a certificate of the Seller executed by the Secretary of the Seller, dated as of the Closing Date, certifying:  (x) the approval of the Seller's board of directors to enter into this Agreement and consummate the Transactions, (y) the Organizational Documents of the Seller, and (z) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the Related Agreements to which the Seller is a party.
(f) Escrow Agreement.  The Escrow Agent and the Seller shall have executed and delivered to Buyer the Escrow Agreement.
(g) Key Personnel.  No Key Personnel shall have terminated, or otherwise indicated his intention to terminate any Offer Package Agreement or other agreement entered into with the Company, or otherwise indicated his intention not to continue employment with the Company following the Closing Date.
(h) Terminations; Notices.   Buyer shall have been furnished with evidence reasonably satisfactory to it that (i) each of the agreements set forth on Schedule 6.2(i) shall have terminated as of or prior to the Closing, (ii) each Engagement Letter has been terminated (other than any indemnification and contribution provisions set forth therein) together with an acknowledgment that no amounts remain unpaid thereunder or are payable in the future thereunder (other than amounts assumed and payable by Seller after the Closing) and (iii) each Employee Loan has been repaid in full.

(i) Tax Certificate.  Buyer shall have received from Seller a certificate in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code.
(j) Resignations.  The Company shall have received, at least two (2) Business Days prior to the Closing Date, (and provided Buyer with copies of) resignation letters executed and delivered by the members of the Company Board, the officers of the Company and the officers and directors of the Subsidiaries.
(k) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or Governmental Entity shall exist, and no legal proceeding shall be pending, that would reasonable be likely to (i) either, individually or in the aggregate, result in a Company Material Adverse Effect, (ii) prevent the consummation of the Transactions, or (iii) result in the rescission of the Transaction following consummation.
(l) Antitrust Approval.  The waiting period required by the HSR Act and the regulations promulgated thereunder shall have expired or been terminated.
(m) Export Control. The Seller shall have:
(i)            Obtained an Encryption Registration Number from the U.S. Department of Commerce Bureau of Industry and Security ("BIS");
(ii)            For each item listed in Section 2.34(b) of the Company Disclosure Schedule, completed the self-classification specified in Section 740.17(b)(1) or 742.15(b)(1) of the EAR, as applicable, and delivered to Buyer a written rationale for each such self-classification;
(iii)            Submitted to BIS and the National Security Agency the annual self-classification report that would have been most recently submitted in accordance with Section 742.15(c) of the EAR;
(iv)            Identify to Buyer any financial or export transaction conducted by the Company or any Subsidiary during the five-year period preceding the Closing involving any person or entity located or ordinarily resident in, organized under the laws of, or a national of Cuba, Iran, North Korea, Sudan, Syria, or, on or after December 19, 2014, the Crimea region of Ukraine; or listed on the Consolidated Screening List maintained by the U.S. Government, as known to Seller as of the Closing, and shall have no ongoing or prospective obligations with respect to any such transaction; and
(v)            Submitted to BIS pursuant to Section 764.5(c)(2) of the EAR, and to the U.S. Department of the Treasury Office of Foreign Assets Control ("OFAC") pursuant to Appendix A to Part 501 of Title 31, and delivered to Buyer, initial notifications of apparent violations of the EAR and the regulations administered by OFAC (i.e., 31 C.F.R. Parts 501-598), respectively, committed by or on behalf of the Company or Subsidiary or any employee or representative thereof, within the five-year period preceding the Closing, as known to Seller as of the Closing.
(n) Delivery of Shares.  The Seller shall have delivered to Buyer the certificate(s) representing the Shares, duly and properly endorsed for transfer and otherwise in form reasonably acceptable to Buyer, at least two (2) Business Days prior to the Closing Date.

(o) No Indebtedness; Release of Liens.  The Company shall not be party to any loan, line of credit, or other Indebtedness to any financial institution and all Liens (other than Permitted Liens) on the Company's or any of the Subsidiaries' assets or properties shall have been released, other than in connection with such Liens and Indebtedness for which the Company has provided payoff letters in accordance with Section 1.4.
(p) Certificates of Good Standing.  The Company shall have provided Buyer with a certificate of an appropriate governmental official as to the due qualification and good standing (including Tax) of the Company in each such jurisdiction listed on Schedule 2.1(a), and in the State of Maine.
ARTICLE VII

 INDEMNIFICATION
7.1.            Survival of Representations, Warranties and Covenants; Limitations.
(a) Representations.  The representations and warranties set forth in this Agreement or in any certificate, document or other instrument delivered by or on behalf of a party pursuant to this Agreement shall survive the execution and delivery of this Agreement and shall terminate at 11:59 P.M. Eastern time on the date that is eighteen (18) months after the Closing Date, except that the representations and warranties of the Company and the Seller set forth in (1) Sections 2.2, 2.6(a) and (b), 2.24, 2.27, 3.1, 3.2, 3.6 and 3.8 and in any certificate, document or other instrument delivered by or on behalf of the Company or any Seller with respect to such representations and warranties (collectively, the "Fundamental Representations") shall so survive but shall terminate at 11:59 P.M. Eastern time on the date on which all applicable statutes of limitation (as the same may be extended or waived) shall have expired, and (2) Section 2.14 (the "IP Representations") shall so survive but shall terminate at 11:59 P.M. Eastern time on the date that is the third year anniversary of the Closing Date, and except, in all cases, with respect to any Loss, claim or breach of which any Indemnified Party shall have provided written notice to the Buyer or Seller, as applicable, prior to such termination.
(b) Covenants.  The respective covenants, agreements and obligations of the Company, the Seller, the Seller Owners and Buyer set forth in this Agreement or in any certificate, document or other instrument delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement, any investigation by or on behalf of any party hereto, and the Closing without limitation, and shall terminate on the expiration of all applicable statutes of limitation (as the same may be extended or waived) except as otherwise expressly set forth in this Agreement or in such certificate, document or other instrument delivered pursuant to this Agreement.
(c) Effect of Survival Periods.  The survival periods set forth in this Section 7.1 are intended to operate only as the time periods within which a party must deliver to the other party a written notice of a Loss, claim or breach, and following such delivery the notifying party shall be entitled to pursue its available remedies with respect thereto pursuant to the provisions of and subject to the limitations in this Agreement regardless of the survival periods set forth in this Section 7.1. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby.
7.2.            Indemnification.

(a) Subject to the terms of the remainder of this Article VII, each Seller Owner, severally and not jointly in accordance with his, her or its Pro Rata Share, shall indemnify and hold harmless Buyer, the Company and the Subsidiaries and each of their respective Employees, partners, members, agents and Affiliates (the "Buyer Indemnified Parties") against any and all claims, losses, royalties, liabilities, damages (including solely with respect to Third-Party Claims and not with respect to any other claims, punitive, special, lost profits, exemplary or similar damages actually paid to such third party), Taxes, interest and penalties, costs and expenses, including with respect to direct claims, and in each case including reasonable attorneys' fees and expenses, and expenses of investigation and defense (collectively "Losses") incurred or suffered by any such Buyer Indemnified Parties directly or indirectly as a result of, with respect to or in connection with:
(i)            the failure of any representation or warranty of the Company set forth herein (including the Company Disclosure Schedules) or in any certificate, document or other instrument delivered pursuant to this Agreement or the Related Agreements to be true and correct in all respects as of the Agreement Date and as of the Closing (disregarding for purposes of this Section 7.2(a)(i) any "material", "in all material respects", "Company Material Adverse Effect" or similar qualification contained therein or with respect thereto solely for purposes of calculating Losses);
(ii)            any failure by the Company, the Seller or any Seller Owner to fully perform, fulfill or comply with any covenant or agreement set forth herein or in any certificate, document or other instrument delivered pursuant to this Agreement;
(iii)            the failure of any item set forth in the Allocation Certificate (except with respect to the Estimated Closing Net Working Capital, which shall be subject to the adjustment provisions set forth in Section 1.6), in each case to be accurate, true and correct in all respects as of the Closing (regardless of any approval of the Allocation Certificate by Buyer pursuant to Section 1.3);
(iv)            any claims by (A) any current or former holder or alleged current or former holder of any equity or ownership interest or equity security of the Company or any of the Subsidiaries (including any predecessors), including Company Securities, Subsidiary Securities or Security Rights with respect thereto, relating to or arising out of (1) the Transactions, this Agreement or the Related Agreements or the allocation of the Purchase Price or (2) such Person's status or alleged status as an equity holder or owner of equity or ownership interests in the Company or any of the Subsidiaries (including any predecessors) at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise, (B) any Person to the effect that such Person is entitled to any equity or ownership interest or equity security or any payment in connection with the Transactions other than as specifically set forth on the Allocation Certificate or (C) notwithstanding any disclosure in the Company Disclosure Schedule, any Person with respect to any Security Right, stock option scheme or plan, unit option scheme or plan or any other scheme, plan, policy or agreement providing for equity or ownership interest compensation to any Person;
(v)            (A) regardless of any disclosure on the Company Disclosure Schedule, any "excess parachute payment" (within the meaning of Section 280G(b) of the Code) made by the Company or any of the Subsidiaries on or prior to the Closing Date or otherwise required to be paid by the Company or any of the Subsidiaries pursuant to agreements, Change in Control Agreements or Company Employee Plans entered into or adopted on or prior to the Closing Date and (B) any Losses related to or in respect of a Company Employee Plan arising out of the Company being or having been an ERISA Affiliate of any Person other than the Subsidiaries;
(vi)            any claims for indemnification or expense reimbursement by or in respect of any Employee or any agent of the Company or any of the Subsidiaries with respect to any matter which, if brought against the Company or any of the Subsidiaries, would have been a Loss for which a Buyer Indemnified Party would have been entitled to indemnification pursuant to any of the other provisions of this Section 7.2(a);
(vii)            (A) any and all Taxes imposed on the Company or the Subsidiaries for a Pre-Closing Tax Period; (B) as a result of Treasury Regulations Section 1.1502-6, or otherwise, for Taxes of any Person (other than the Company or any of the Subsidiaries) which is or has ever been affiliated with the Company or any of the Subsidiaries or with whom the Company or any of the Subsidiaries otherwise joins or has ever joined (or is or has ever been required to join) in filing any consolidated, combined, unitary or aggregate Tax Return, prior to the Closing Date; (C) any Tax liability resulting from the Company or any of the Subsidiaries being liable for any Taxes of any Person as transferee or successor, by contract or otherwise; (E) any Taxes and other fees that are the responsibility of the Seller pursuant to Section 5.13(b); and (F) any Taxes of the Seller Owners or of Seller;
(viii)            the Reorganization;
(ix)            (A) any failure of the representations and warranties in Section 2.34 to be true and correct in all respects (disregarding any disclosure made in the corresponding Company Disclosure Schedule) and (B) associated with discharging any obligation or otherwise relating to or arising from the performance of any action set forth in Section 6.2(n); or
(x)            the matters set forth on Schedule II (disregarding any disclosure made in the Company Disclosure Schedule).
(b) The Escrow Fund shall be the initial source of recourse available to reimburse the Buyer Indemnified Parties for any Losses for which they are entitled to be indemnified pursuant to this Section 7.2 and the Buyer Indemnified Parties shall not proceed directly against any Seller Owner individually with respect to any indemnification claim pursuant to this Article VII unless and until the Buyer Indemnified Parties have pending and unsatisfied claims for Losses with respect to the entire amount of the Escrow Fund then being held by the Escrow Agent.  For clarity, indemnifiable Losses subject to the limitation under Section 7.3(b)(i) below shall be satisfied solely out of the Escrow Amount and the sole and exclusive remedy of Buyer Indemnified Parties with respect to all such Losses shall be recovery against the Escrow Amount.
(c) Subject to the remainder of this Article VII, after the Effective Time, the Buyer shall indemnify and hold harmless each of the Seller and the Seller Owners (the "Seller Indemnified Parties" and together with the Buyer Indemnified Parties, the "Indemnified Parties") from and against any and all Losses incurred or suffered by any Seller or any Seller Owner directly or indirectly, as a result of, with respect to or in connection with any breach or violation of the representations, warranties, covenants or agreements of the Buyer set forth in this Agreement.
7.3.            Limitations.
(a) Threshold Amount.  No claim may be made by any Buyer Indemnified Party for indemnification pursuant to Section 7.2(a)(i) (other than with respect to a Fundamental Representation or the IP Representations) unless and until the aggregate amount of Losses for which such Buyer Indemnified Parties seek to be indemnified pursuant to such section exceeds $500,000, at which time such Buyer Indemnified Parties shall be entitled to the amount of all such Losses only in excess of $500,000 in the aggregate.

(b) Caps.  Each Seller Owner's indemnification obligations under Section 7.2 are subject to the following limitations:
(i)            Except as expressly provided in clauses (ii) and (iii) of this Section 7.3(b), each Seller Owner's aggregate liability for all Losses indemnifiable under Section 7.2(a)shall not exceed such Seller Owner's Pro Rata Share of the Escrow Amount;
(ii)            Each Seller Owner's aggregate liability for all Losses arising out of a breach of any IP Representations shall not exceed such Seller Owner's Pro Rata Share of $20,000,000; and
(iii)            Each Seller Owner's aggregate liability for all Losses indemnifiable under Sections 7.2(a)(i)(with respect to any Fundamental Representation only), 7.2(a)(iv), 7.2(a)(vii)  and  Section 7.2(a)(vi) (but, with respect to Section 7.2(a)(vi), only if the claims that are the subject matter thereof, if true, would entitle a Buyer Indemnified Party to indemnification pursuant to Section 7.2(a)(i) for the breach of a Fundamental Representation), shall not exceed an amount equal to (v) (I) the Purchase Price (less the Escrow Amount and excluding all Earn Out Consideration) multiplied by (II) such Seller Owner's percentage ownership of Seller as set forth on Schedule I (if any), plus (w) the total payments actually received by such Seller Owner at Closing in its capacity as a Phantom Unitholder (if any), plus, (x) the total payments actually received by such Seller Owner at Closing in its capacity as an SAR Holder (if any), plus (y) such Seller Owner's Pro Rata Share of the Earn-Out Consideration actually received by Seller (if any), plus (z) such Seller Owner's Pro Rata Share of the Escrow Amount, net in case of each of (v) through (y) of Taxes paid by Seller or Seller Owner on the amounts so received.
(c) Exclusive Remedy for Monetary Damages.  Subject to Section 7.3(d), Buyer agrees that the sole and exclusive remedy for money damages for any matter arising under this Agreement or any certificate, document or other instrument delivered pursuant to this Agreement or the Related Agreements shall be the rights to indemnification set forth in this Agreement and the rights set forth in Article VIII.
(d) Fraud.  Notwithstanding anything to the contrary in this Agreement, the limitations and thresholds and other provisions set forth in this Article VII shall not apply with respect to (i) fraud, intentional misrepresentation or willful breach or misconduct or (ii) any equitable remedy, including a preliminary or permanent injunction or specific performance; provided, that no claim of fraud, intentional misrepresentation or willful breach or misconduct may be brought pursuant to this Agreement subsequent to five (5) years after the Closing Date and any other claim with respect to the matters in clause (i) above brought subsequent to the five (5) years after the Closing shall be subject to the survival periods, limitations, thresholds and other provisions set forth in this Article VII.  No Seller Owner shall have any liability for the fraud, intentional misrepresentation, willful breach or willful misconduct of any other Seller Owner, unless such Seller Owner has actual knowledge of such fraud, intentional misrepresentation, willful breach or willful misconduct of any other Seller Owner; provided, that solely with respect to fraud, intentional misrepresentation, willful breach or willful misconduct arising out of any breach of the covenants set forth in Section 5.11, no Seller Owner shall have any liability for such fraud, intentional misrepresentation, willful breach or willful misconduct of any other Seller Owner if such Seller Owner promptly advises the Buyer in writing after such Seller Owner first obtains actual knowledge thereof.
(e) Set-off. Subject to the limitations set forth in this Section 7.3, if at any time there shall be an outstanding claim for indemnification that exceeds the Escrow Fund then available, Buyer shall have the right to withhold from, reduce, set-off against and retain from any required payments of Earn-Out Consideration to Seller, the good faith estimate of any indemnification to which a

Buyer Indemnified Party is entitled hereunder; provided that if the final amount of Losses for such claim is less than the amount by which the portion of the Earn-Out Consideration was withheld, reduced, set-off or retained, then Buyer shall make payment of such difference in accordance with Section 1.8 to Seller; provided further, however, that Buyer shall not set off any Losses (but may withhold any such payment) for which it may be entitled until such claim has been finally resolved in accordance with this Article VII.
(f) Limitation of Liabilities.  UNLESS SUCH DAMAGES ARE ACTUALLY PAID TO A THIRD PARTY IN COMPLIANCE WITH THIS ARTICLE VII IN CONNECTION WITH A THIRD-PARTY CLAIM, IN NO EVENT WILL ANY PARTY BE LIABLE TO ANY PARTY OR OTHER PERSON FOR (I) ANY SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS AND OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL DAMAGES OF ANY KIND OR (II) PUNITIVE DAMAGES OF ANY KIND, IN EACH CASE REGARDLESS OF WHETHER SUCH PARTY WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING.
(g) Reduction for Insurance.  The amount of any Losses that are subject to indemnification under this Article VII shall be reduced by the amount by which (a) any insurance proceeds actually received by the Indemnified Party relating to such Loss exceeds (b) the amount of expenses incurred by such Indemnified Party in procuring such insurance recovery, including reasonable legal fees and expenses and any increased premiums or costs as a result of such claim for which insurance proceeds are received.
(h) Mitigation.  Each party shall take commercially reasonable efforts to mitigate the Losses that any such party reasonably expects will result from an event or circumstance for which it may seek indemnification hereunder (it being understood that nothing herein shall limit the right to seek indemnification hereunder with respect to any costs of such mitigation) upon becoming aware of any such event or circumstance which would reasonably be expected to, or does, give rise thereto; provided that the Indemnifier shall not be required to materially alter its conduct in connection therewith.  Nothing in this Agreement shall relieve either party of any common Law or other duty to mitigate any loss, liability or damage suffered by it.
(i) No Duplication of Recovery.  Losses shall be determined without duplication of recovery by reason of the state of facts giving rise to such Losses constituting a breach of more than one representation, warranty, covenant, agreement or obligation.  To the extent that a portion of any indemnifiable Loss is specifically included as a liability in the calculation of Net Working Capital or the Final Purchase Price, then the amount specifically included as a liability will be subtracted from the total indemnifiable Losses payable in respect of such indemnifiable Loss. For the avoidance of doubt, neither the Buyer nor the Buyer Indemnified Parties shall be entitled to indemnification for any Loss to the extent such Loss consists of liabilities that were included in the determination of the Final Purchase Price.
7.4.            Procedures.
(a) An Indemnified Party with respect to a Claim brought by a third-party (a "Third-Party Claim") will give the party or parties required to provide such indemnification (the "Indemnifier") prompt written notice of any legal proceeding, claim or demand instituted by any third party (in each case, a "Claim") in respect of which the Indemnified Party is entitled to indemnification hereunder; provided that the failure to provide prompt notice shall not relieve the Indemnifier of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnifier is actually and materially prejudiced by the failure of the Indemnified Party to provide such prompt notice.
(b) If the Indemnifier provides written notice to the Indemnified Party within twenty (20) days after the Indemnifier's receipt of written notice from the Indemnified Party of such Claim, the Indemnifier shall have the right, at the Indemnifier's expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Party represented by counsel, reasonably satisfactory to the Indemnified Party, selected by the Indemnifier; provided that (i) the Indemnified Party may participate in any proceeding with counsel of its choice and at its expense, (ii) the Buyer or any of its Affiliates, at any time when the Buyer believes in good faith that any Claim is having or would reasonably be expected to have a Company Material Adverse Effect or a material adverse effect on Buyer, or involves a Tax liability for a post-Closing period, or an IP Representation may assume the defense and otherwise deal with such Claim in good faith, with counsel of its choice, (iii) Buyer, at any time when Buyer reasonably believes in good faith that a claim for indemnification relates to or arises in connection with any criminal matter, may assume the defense and otherwise deal with such Claim in good faith with counsel of its choice, (iv) the Indemnifier may not assume the defense of any Claim if a material conflict of interest exists between the Indemnifier and the Indemnified Party that precludes effective joint representation or the amount of any claims exceeds or reasonably could exceed the limitations set forth in Section 7.3(b), if applicable, and (v) the Indemnified Party may take over the defense and prosecution of a Claim from the Indemnifier if the Indemnifier has failed or is failing to diligently prosecute or defend such Claim following the provision of written notice to the Indemnifier of such failure and the failure of the Indemnifier to cure such failure within fifteen (15) days of receipt of such notice; and provided, further that the Indemnifier may not enter into a settlement of any Claim without the written consent of the Indemnified Party, which will not be unreasonably withheld, delayed or conditioned, unless such settlement provides the Indemnified Party with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Party is fully indemnified. If the Indemnified Party has assumed the defense of any Third-Party Claim, neither the Indemnified Party nor any of its Affiliates may settle or otherwise dispose of any Third-Party Claim for which the Indemnifier may have a liability under this Agreement without the prior written consent of the Indemnifier, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party has assumed the defense or is otherwise negotiating any such Third-Party Claim, the Indemnifier may participate in any proceeding or negotiation with counsel of its choice and at its expense.
(c) By executing this Agreement each Seller Owner hereby appoints, as of the Agreement Date, the Seller, as his, her or its true and lawful agent and attorney-in-fact to enter into any Related Agreement and any transactions contemplated by this Agreement (including other agreements in connection with the Transactions), and to: (i) give and receive notices and communications to or from Buyer (on behalf of itself or any other Buyer Indemnified Party) and/or the Escrow Agent relating to this Agreement, the Escrow Agreement or any of the Transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by the Seller Owner individually); (ii) authorize deliveries (including by means of not objecting to claims) to Buyer of cash from the Escrow Fund in satisfaction of claims asserted by Buyer (on behalf of itself or any other Buyer Indemnified Party, including by not objecting to claims thereto) and authorize payments to the Escrow Agent in accordance with the terms of the Escrow Agreement; (iii) object to any claims by Buyer or any other Buyer Indemnified Party, including any claims to the Escrow Fund; (iv) consent or agree to, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to such claims; (v) assert, negotiate, enter into settlements and compromises of, and agree to arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Buyer Indemnified Party against any Seller Owner or by any Seller

Owner against any Indemnified Party or any dispute between any Indemnified Party and any Seller Owner, in each case relating to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby; (vi) amend this Agreement, the Escrow Agreement or any other Related Agreement or any other agreement referred to herein or contemplated hereby; and (vii) take all actions necessary or appropriate in the judgment of the Seller for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Seller hereby accepts such appointment.  Each Seller Owner acknowledges that Buyer is relying and shall rely on the authority of the Seller granted hereunder and will be materially prejudiced if this authority is revoked.  Each Seller Owner hereby agrees that it shall indemnify Buyer and each other Buyer Indemnified Party for any Losses suffered by Buyer or any other Buyer Indemnified Party as a result of a revocation by such Seller Owner of the authority granted hereunder other than as provided for herein.
7.5.            Treatment of Indemnification Payments.  Buyer, Seller and each Seller Owner agree to treat each indemnification payment pursuant to this Article VII as an adjustment to the Purchase Price for all Tax purposes and shall take no position contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.
7.6.            No Subrogation.  Following the Closing, no Seller Owner shall have any right of indemnification, contribution or subrogation against Buyer or any of its Affiliates, any Buyer Indemnified Party or the Company or any of the Subsidiaries with respect to any indemnification payment by or on behalf of any Seller Owner under Section 7.2 if the Transactions are consummated.
ARTICLE VIII

 TERMINATION, AMENDMENT AND WAIVER
8.1.            Termination.  This Agreement may be terminated and the Transactions abandoned at any time prior to the Closing Date as follows and in no other manner:
(a) by written agreement of the Seller and Buyer;
(b) by either Buyer or the Seller if:  (i) the Closing Date has not occurred within sixty (60) calendar days of the Agreement Date (which date shall be automatically extended on a day-to-day basis until the date that is ninety (90) calendar days after the Agreement Date in the event that on each such date all of the conditions to Closing set forth in Article VI are capable of satisfaction on such date or have been waived, other than the conditions in Section 6.1(e), 6.1(f), 6.2(1) or 6.2(m) because of an ongoing antitrust or competition matter (as so extended, the "Termination Date"); provided, that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Closing Date to occur on or before the Termination Date and such action or failure constitutes a breach of this Agreement; (ii) there shall be a final non-appealable order of a Governmental Entity in effect preventing consummation of the Transactions; or (iii) there shall be any Law enacted, promulgated or issued or deemed applicable to the Transactions by any Governmental Entity that would make consummation of the Transactions illegal;
(c) by Buyer if there shall have been any action taken, or any Law enacted, promulgated or issued or deemed applicable to the Transactions, by any Governmental Entity which would prohibit Buyer's or the Company's or any Subsidiary's ownership or operation of any material portion of the business of Buyer, the Company or any of the Subsidiaries;

(d) by Buyer if (i) it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company or the Seller and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by the Company or the Seller prior to the Termination Date, then Buyer may not terminate this Agreement under this Section 8.1(d) prior to the earlier of the Termination Date or the date that is twenty (20) days following the Company's receipt of written notice from Buyer of such breach, it being understood that Buyer may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company or the Seller is cured within such twenty (20) day period so that the conditions would then be satisfied or (ii) if it receives written notice of the taking of any action specified in Section 5.1(b)(ii);
(e) by the Seller if neither the Company nor the Seller is in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and as a result of such breach the conditions set forth in Section 6.1(a) or 6.1(b), as the case may be, would not then be satisfied; provided, that if such breach is curable by Buyer prior to the Termination, then the Seller may not terminate this Agreement under this Section 8.1(e) prior to the earlier of the Termination Date or the date that is twenty (20) days following Buyer's receipt of written notice from the Seller of such breach, it being understood that the Seller may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Buyer is cured within such twenty (20) day period so that the conditions would then be satisfied; or
(f) by Buyer if there is a Company Material Adverse Effect.
8.2.            Effect of Termination.  Any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice by the terminating party to the other parties hereto in accordance with the terms of Section 8.1.  In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, except (a) as set forth in Sections 5.3 and 5.4, this Section 8.2, Section 8.3 and Article X, each of which shall survive the termination of this Agreement, and (b) nothing herein shall relieve any party from liability for any willful breach of this Agreement.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement on the terms set forth therein.
8.3.            Amendment.  This Agreement may be amended at any time by execution of an instrument in writing signed by Buyer and the Seller.
8.4.            Extension; Waiver.  Buyer, on the one hand, and the Seller, on the other, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if, and to the extent, set forth, in an instrument in writing signed on behalf of such party.
ARTICLE IX

 DEFINITIONS, CONSTRUCTION, ETC.
9.1.            Definitions.  For purposes of this Agreement:

"Accounting Arbitrator" is defined in Section 1.5(c).
"Acknowledgment Letters" means those certain letters between the Company and each of G. Corson Ellis, III and Marion Freeman, in form and substance acceptable to Buyer, acknowledging the termination of all salary and other payment amounts and the provision of all benefits, effective as of the Closing Date.
"Acquisition Expenses" means any expenses of the Company relating to the negotiation and consummation of the Agreement, the Related Agreements and the Transactions, including fees and expenses of brokers, financial advisers, legal counsel and accountants (other than any such expenses incurred after the Closing Date), and all premiums, fees and expenses accrued, incurred or paid by the Company or any Subsidiary in connection with the Extended D&O coverage.
"Affiliate" means, with respect to the Person to which it refers, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person.
"Agreement" is defined in the Preamble.
"agreement" means any written, oral, implied or other legally binding agreement, commitment, contract, mortgage, indenture, lease, license, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature, and each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating thereto.
"Agreement Date" is defined in the Preamble.
"Allocation Certificate" is defined in Section 1.3(d).
"Anti-Money Laundering Laws" is defined in Section 2.33.
"Antitrust Laws" is defined in Section 2.4(a).
"Applicable Anti-Corruption Laws" is defined in Section 2.32(a).
"Applicable Article II Provision" is defined in Article II.
"Applicable Article III Provision" is defined in Article III.
"Application Software" is defined in Section 2.29(g).
"Balance Sheet Date" is defined in Section 2.7(a).
"BIS" is defined in Section 6.2(n)(i).
"Business Day" means any day of the year on which national banking institutions in the Commonwealth of Massachusetts and the State of Maine are open to the public for conducting business and are not required to close.
"Buyer" is defined in the Preamble.

"Buyer Indemnified Parties" is defined in Section 7.2(a).
"CCATS" is defined in Section 6.2(n)(iii).
"Change in Control Agreement" is defined in Section 2.17.
"Change in Control Payment" means any commission, obligation, severance, bonus, or other payment of any kind payable by the Company or any of the Subsidiaries to management, other Employees, or any other Person accelerated or triggered (in whole or in part) by or upon the consummation of the Transactions or arising out of or in connection with the Transactions or otherwise payable pursuant to any Change in Control Agreement, excluding any payments to Phantom Unitholders in respect of any Company Phantom Units and payments to SAR Holders in respect of any Stock Appreciation Rights.
"Claim" is defined in Section 7.4(a).
"Closing" is defined in Section 1.2.
"Closing Balance Sheet" means an unaudited consolidated balance sheet of the Company and the Subsidiaries as of 11:59 PM Eastern time on the Closing Date, prepared in accordance with GAAP (except for the absence of footnotes), consistently applied.
"Closing Date" is defined in Section 1.2.
"Closing Financial Statement" is defined in Section 1.5(a).
"Closing Net Working Capital" is defined in Section 1.5(a).
"Code" means the United States Internal Revenue Code of 1986, as amended.
"Company" is defined in the Preamble.
"Company Authorizations" is defined in Section 2.31.
"Company Balance Sheet" is defined in Section 2.7(a).
"Company Board" means the board of directors of the Company.
"Company Board Approval" means the approval by the Company Board of this Agreement, the Related Agreements and the Transactions as required pursuant to the terms of the Company's Organizational Documents and any applicable Law, in each case as in effect as of the Agreement Date.
"Company Common Stock" means the common stock, no par value per share, of the Company.
"Company Continuing Employee" is defined in Section 5.18(a).
"Company Disclosure Schedule" is defined in Article II.
"Company Employee Plan" means any scheme, plan, program, policy, practice, contract, agreement or other arrangement (whether written or oral) providing for deferred compensation, profit sharing, bonus, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits, group or individual health, dental, medical, retiree medical, life insurance, short or long term disability insurance, accidental death and dismemberment insurance, survivor benefits, welfare, pension or other employee benefits or remuneration of any kind, whether formal or informal, funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, which is or has been maintained, contributed to, or required to be contributed to, by the Company or any of the Subsidiaries or ERISA Affiliates for the benefit of any Employee, or pursuant to which the Company or any of the Subsidiaries has or may have any material liability, contingent or otherwise.
"Company Financial Statements" is defined in Section 2.7(a).
"Company Indemnitees" is defined in Section 5.15(a).
"Company Intellectual Property" means all Intellectual Property owned or licensed by the Company.
"Company Licenses" is defined in Section 2.14(b).
"Company Material Adverse Effect" means a material adverse effect on (a) the business, assets, liabilities, financial condition, operations or results of operations of the Company and the Subsidiaries taken as a whole or (b) the ability of the Company to perform its obligations pursuant to this Agreement and the Related Agreements and to consummate the Transactions, other than any changes, effects or circumstances reasonably attributable to: (A) economic conditions generally in the United States; (B) conditions generally affecting the industries in which the Company participates, (C) changes, after the date hereof, in applicable Law; (D) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the Agreement Date; (E) any natural disaster or acts of God; (F) changes, after the date hereof, in GAAP as applicable to the Company, provided that, with respect to clauses (A) through (F), such changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on the Company or its Subsidiaries taken as a whole; (G) public announcement of the entering into this Agreement or the pendency of the Transactions, including the impact thereof on the relationships of the Company and its Subsidiaries with customers, suppliers, licensors, partners or Employees and the actions of competitors, and (H) any action taken by the Company at Buyer's written request.
"Company OEM/Reseller Licenses" is defined in Section 2.14(b).
"Company Phantom Unit" means the equity participation right awards pursuant to the Plan.
"Company Products" is defined in Section 2.15(a).  For the avoidance of doubt, Company Products shall include Company Software Products (as defined herein).
"Company Real Property" is defined in Section 2.12(a).
"Company Security" means all outstanding shares of Company Common Stock, or any other outstanding voting securities or other equity or ownership interests of the Company.
"Company Software Products" means all of the Software owned or controlled by, under obligation of assignment to, or developed for or in the name of the Company or any of the Subsidiaries, including, without limitation ClientAce.
"Company Stock Rights" mean all outstanding Security Rights of the Company.

"Company's Knowledge" (including any derivation thereof such as "known" or "knowing") means the actual knowledge of Anthony Paine, Jr., Brett Austin, and G. Corson Ellis, III, after reasonable due inquiry of any of the officers, directors and managers of the Company who would reasonably be expected to have information about the matter in question in light of such individual's position with the Company.
"Computer Systems" means all computer hardware, peripheral equipment, software and firmware, technology infrastructure and other computer systems and services that are used by the Company to receive, store, process or transmit data.
"Confidentiality Agreement" is defined in Section 5.3.
"Contractual Obligation" means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral and whether express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any debt), to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
"Customer Deposits" is defined in Section 2.8(b).
"Deal Communications" is defined in Section 5.20(a).
"Disclosable Contract" is defined in Section 2.16(b).
"Dispute Notice" is defined in Section 1.5(b).
"Distribution" means a declaration, setting aside or payment by the Company or any of the Subsidiaries of any dividend or interim dividend or other distribution (whether in cash, equity or property) or other transfer of value on or with respect to, or redemption, purchase or other acquisition by the Company or any of the Subsidiaries of, any Company Security, any Subsidiary Security or any Security Right with respect thereto.
"DOJ" is defined in Section 5.6(a).
"DOL" means the United States Department of Labor.
"EAR" is defined in Section 2.34(a).
"Earn-Out Calculation" is defined in Section 1.8(a).
"Earn-Out Calculation Date" is defined in Section 1.8(a).
"Earn-Out Confirmation" is defined in Section 1.8(b).
"Earn-Out Consideration" is defined in Schedule 1.8.
"Earn-Out Objection" is defined in Section 1.8(b).
"Earn-Out Period" is defined in Section 1.8(a).

 "Employee" means any current, former, or retired employee, officer, manager or director of the Company or any of the Subsidiaries or of any Person deemed to be a co-employer with the Company or any of the Subsidiaries, or any other Person employed by the Company or any of the Subsidiaries under a contract of employment.
"Employee Loans" is defined in Section 2.18(a)(ii).
"Employment Agreement" means each management, employment, severance, consulting, relocation, repatriation, expatriation, assignment letter, visa, work permit or similar agreement between the Company, any of the Subsidiaries or any Affiliate and any Employee, consultant, contractor or advisor.
"Engagement Letter" is defined in Section 2.24.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.
"ERISA Affiliate" means any Person that, together with the Company or any of the Subsidiaries, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and the regulations thereunder.
"Escrow Agent" is defined in Section 1.3(c).
"Escrow Agreement" is defined in Section 1.3(c).
"Escrow Amount" is defined in Section 1.3(c).
"Escrow Fund" is defined in Section 1.3(c).
"Estimated Closing Net Working Capital" is defined in Section 1.3(d)(iii).
"Estimated Purchase Price" is defined in Section 1.3(b)(i).
"Estimated Working Capital Adjustment" is defined in Section 1.3(b)(ii).
"Exchange Act" means the Securities Exchange Act of 1934, as amended.
"Extended D&Os Coverage" is defined in Section 5.15(b).
"Final Purchase Price" is defined in Section 1.5(d).
"FTC" is defined in Section 5.6(a).
"Fundamental Representations" is defined in Section 7.1(a).
"GAAP" is defined in Section 2.7(a).
"Goodwin" is defined in Section 5.20(a).
"Governmental Entity" means any (i) federal, state, local, foreign, international or other government authority, including any nation, state, commonwealth, province, territory, county, municipality, district or other juridical or political body; (ii) public primary, secondary or higher educational institution; (iii) labor or social security body; or (iv) other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
"Gross Purchase Price" is defined in Section 1.3(a).
"Hazardous Material" is defined in Section 2.23(a).
"Hazardous Materials Activities" is defined in Section 2.23(b).
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
"HSR Act Filings" is defined in Section 5.6(a).
"Incentive Bonus Amount" means the bonus payments set forth on Schedule 5.18, which in the aggregate shall not exceed $2,000,000.
"Indebtedness" means, without duplication, with respect to any Person (i) all obligations for borrowed money (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), including under the Loan Agreements, or extensions of credit (including under credit cards, bank overdrafts and advances), (ii) all obligations evidenced by bonds, debentures, notes or other similar instruments (and including all sums due on early termination and repayment or redemption calculated to the Closing Date), (iii) all obligations to pay the deferred purchase price of property or services, except Customer Deposits or trade accounts payable arising in the ordinary course of business, (iv) all obligations as lessee capitalized in accordance with GAAP, (v) all obligations of others secured by a Lien on any asset (excluding a Permitted Lien), whether or not such obligations are assumed, (vi) all obligations, contingent or otherwise, directly or indirectly guaranteeing any obligations of any other Person, all obligations to reimburse the issuer in respect of letters of credit or under performance or surety bonds, or other similar obligations, (vii) all obligations in respect of bankers' acceptances and under reverse repurchase agreements, and (viii) all obligations in respect of futures contracts, swaps (including, interest rate swaps and hedge contracts), other financial contracts and other similar obligations (determined on a net basis as if such contract or obligation was being terminated early on such date.
"Indemnified Parties" is defined in Section 7.2(c).
"Indemnifier" is defined in Section 7.4(a).
"Intellectual Property" means any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, mask works, integrated circuits, architecture, schematics, hardware description language, test vectors and hardware development tools, technology, business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, trade dress, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all moral and economic rights of authors and inventors, however denominated, throughout the world; (vii) all Web addresses, sites and domain names and numbers; (viii) any similar or equivalent rights, including any statutory or contractual rights, to any of the foregoing anywhere in the world; and (ix) all actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.
"Investor Agreements" means the Shareholders' Agreement, dated as of January 24, 2011, by and among the Company, Francis Corson Ellis and Linden Farr Ellis, the Shareholders' Agreement, dated as of March 13, 2012, by and between the Company and Marion Freeman, the Shareholders' Agreement, dated as of March 13, 2012, by and among the Company, The Francis C. Ellis Irrevocable Trust dated March 9, 2012 and The Linden F. Ellis Irrevocable Trust dated March 9, 2012, and the Shareholders' Agreement, dated as of June 30, 2015, by and between the Company and George Corson Ellis, III, Trustee of the George Corson Ellis, III, 2015 Qualified Annuity Trust u/i/d May 15, 2015.
"IP Representations" is defined in Section 7.1(a).
"IRS" means the United States Internal Revenue Service.
"Key Customers" means the fifty (50) largest customers of the Company and the Subsidiaries based on the Company's consolidated revenues for each of (i) the fiscal year ended December 31, 2014; and (ii) the period from January 1, 2015 to September 30, 2015.
"Key Personnel" means each of Anthony Paine and Brett Austin.
"Law" means any local, state, federal, foreign or international law, statute, ordinance, rule, wage, order, regulation, writ, injunction, directive, order, judgment, administrative interpretation, treaty, decree, administrative or judicial decision and any other executive, legislative, regulatory or administrative proclamation or industry standards.
"Leases" is defined in Section 2.12(b).
"Liens" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, license, charge, option, right of first refusal, easement, restriction, reservation, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, or encumbrance of any nature whatsoever.
"Loan Agreements" means each of that certain (i) Loan Agreement, by and between the Company and Bank of America, N.A. dated as of May 30, 2012, (ii) Loan Agreement, by and between the Company and Bank of America, N.A. dated as of October 1, 2014, (iii) Loan Agreement, by and between the Company and Bank of America, N.A. dated as of December 31, 2014, (iv) Loan Agreement, dated as of May 30, 2012, by and between Bank of America and G. Corson Ellis, III, for which the Company is a guarantor, (v) Note and Security Agreement 21870-00707, dated as of April 1, 2015, by and between Bank of America and the Company, (vi) Note and Security Agreement 21870-00708, dated as of April 1, 2015, by and between Bank of America and the Company, (vii) Note and Security Agreement 21870-00709, dated as of August 20, 2015, by and between Bank of America and the Company, (viii) Note and Security Agreement 21870-00710, dated as of August 20, 2015, by and between Bank of America and the Company, (ix) Note and Security Agreement 21870-00701, dated as of August 13, 2012, by and between Bank of America and the Company, (x) Note and Security Agreement 21870-00702, dated as of July 12, 2013, by and between Bank of America and the Company, (xi) Note and Security Agreement 21870-00703, dated as of July 12, 2013, by and between Bank of America and the Company, (xii) Note and Security Agreement 21870-00704, dated as of March 25, 2014, by and between Bank of America and the Company, (xiii) Note and Security Agreement 21870-00705, dated as of October 6, 2014, by and between

Bank of America and the Company, (xiv) Note and Security Agreement 21870-00706, dated as of October 2, 2014, by and between Bank of America and the Company, (xv) Note and Security Agreement 21870-00711, dated as of September 15,  2015, by and between Bank of America and the Company, (xvi)  Security Agreement, dated as of March 3, 2010, by and between the Company and the Maine Technology Institute, (xvii) Security Agreement, dated as of March 3, 2010, by and between the Company and the Maine Technology Institute, and (xviii) Letter Agreement Confirmation with respect to the Interest Rate Swap, dated as of May 30, 2012, by and between Bank of America and the Company in the notional amount of $2,000,000, as each may be amended and or restated from time to time.
"Loss Contract" is defined in Section 2.15(b).
"Losses" is defined in Section 7.2(a).
"Most Favored Customer Provision" means any provision in a contract that would customarily be referred to as a "most favored customer," "most favored nation," or "most favored pricing" provision, including any provision wherein the Company or any of the Subsidiaries: (a) warrants that the Company or any of the Subsidiaries is not selling or licensing (or has not sold or licensed) products and/or services to any other customer or group of customers at prices or on other terms better than the pricing or terms being offered to the customer under such contract, or (b) covenants that, if the Company or any of the Subsidiaries enters into a contract with any other customer providing such other customer with more favorable pricing or other terms than the terms under such contract, the pricing or other terms under such contract will be made equivalent to or more favorable than such other customer's more favorable contract.
"Net Working Capital" means the total current assets of the Company less the total current liabilities of the Company as of the close of business on a given date, as determined in accordance with GAAP on a consolidated basis; provided, however that (i) current assets shall exclude deferred Tax accounts and the current portion of notes receivable from employees and shareholders, and (ii) current liabilities shall include all long-term deferred revenue.
"New Plans" is defined in Section 5.18(b).
"Notification and Report Forms" means a Notification and Report Form required under the HSR Act with respect to the Transaction with the Antitrust Division of the Department of Justice and the Federal Trade Commission.
"OFAC" is defined in Section 6.2(n)(v).
"Offer Package Agreements" means Buyer's form of (i) Proprietary Information Agreement, (ii) employment agreement or offer letter, and (iii) such other agreements and documents as Buyer requires generally of its employees.
"Open Source Software" is defined in Section 2.14(g).
"Organizational Documents" means, with respect to any Person (other than an individual), (i) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (ii) all by-laws, regulations, voting agreements statutory books and registers, resolutions and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

"Other Payments" means any accrued or incurred severance obligations of the Company or any of the Subsidiaries, as of the Closing.
"PCI DSS" is defined in Section 2.29(e).
"Permitted Liens" means Liens securing the claims of materialmen, carriers, landlords and like persons, or for Taxes, all of which are not yet due and payable.
"Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
"Personal Information" is defined in Section 2.29(c).
"Phantom Unitholder" is defined in Section 1.3(d)(v).
"Plan" is defined in Section 2.6(b).
"Pre-Closing Tax Period" means any Tax period ending on or before the Closing Date and the portion of any Straddle Period that ends on the Closing Date.
"Privileged Deal Communications" is defined in Section 5.20(e).
"Proprietary Rights" means any and all rights held by any Person with respect to Intellectual Property, Software and Trade Secrets in any jurisdiction throughout the world.
"Pro Rata Share" means, with respect to each Seller Owner, the percentage set forth opposite such Seller Owner's name on Schedule I hereto under the column heading "Pro Rata Share.
"Proprietary Information Agreement" means Buyer's preferred form of Proprietary Information, Invention and Non-Competition Agreement.
"PTO" is defined in Section 2.14(a).
"Purchase Price" is defined in Section 1.3(a).
"Qsub" means a qualified subchapter S subsidiary within the meaning of Section 1361(b)(3) of the Code.
"Registered Intellectual Property" means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity anywhere in the world and all Proprietary Rights (as defined herein) with respect to any Intellectual Property listed in subsections (i) through (v) of this definition.
"Related Agreements" is defined in Section 2.2.

"Released Parties" is defined in Section 5.17.
"Reorganization" means the transactions contemplated by the Contribution and Exchange Agreement, dated as of December 21, 2015, by and among the Company, the stockholders of the Company as of such date and Seller.
"Representatives" is defined in Section 5.10(a).
"Required Consents" is defined in Section 6.2(h).
"Restricted Business" means the business of the Buyer and its subsidiaries as conducted on the Closing Date and the business of the Company and the Subsidiaries as conducted on the Closing Date.
 "SAR Holder" is defined in Section 1.3(d)(v).
"SARS Plan" is defined in Section 2.6(b).
"Security Right" means, with respect to any Company Security or any Subsidiary Security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, vested or unvested, or any other security convertible into or exchangeable for any such security.
"Seller" is defined in the Preamble.
"Seller Indemnified Parties" is defined in Section 7.2(c).
"Seller Owner" shall mean each of the individuals and entities set forth on Schedule I, who are all of the owners of an equity interest in the Seller, a Phantom Unitholder or a SAR Unitholder.
"Services" is defined in Section 2.15(b).
"Services Agreements" is defined in Section 2.15(b).
"Shares" is defined in Recital A.
"Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing.
"Stock Appreciation Rights" means the stock appreciation rights granted by the Company pursuant to Kepware, Inc. 2008 Stock Appreciation Rights Plan.
"Straddle Period" is defined in Section 5.13(i).
"Subsidiary" is defined in Section 2.5(a).
"Subsidiary Securities" is defined in Section 2.5(b).

"Tangible Assets" is defined in Section 2.13(a).
"Target Net Working Capital Amount" means zero dollars $0.00.
"Tax" means any federal, national, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, escheat, stamp, occupation, premium, property, environmental or windfall profit tax, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever (including any Tax imposed under Section 1374 or 1375 of the Code, and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts with respect thereto.
"Tax Authority" means any Governmental Entity responsible for the imposition or collection of any Tax.
"Tax Contest" is defined in Section 5.13(g).
"Tax Returns" means all returns, declarations, reports, claims for refund, information statements, reports, accounts, computations, assessments, registrations and other documents relating to Taxes, including all schedules and attachments thereto, and including all amendments thereof.
"Termination Date" is defined in Section 8.1(b).
"Territory" means all countries and territories worldwide.
"Third-Party Acquisition" is defined in Section 5.10(a).
"Third-Party Claim" is defined in Section 7.4(a).
"Third Party Software" means any Software (as defined herein) that is (i) not solely owned by the Company and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product.  Third Party Software includes any and all of the following, to the extent not solely owned by the Company:  (A) Software that is provided to the Company's end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management software, source code control and bug tracking software, and software used for internal testing purposes, (C) Software that is used to generate code or other Software that is described in clauses (A) or (B), and (D) Software that is used for the Company's internal business purposes, including accounting software, human resources software, customer relationship management software and similar software.
"Trade Secrets" means all trade secrets, know-how, confidential and proprietary information.
"Transactions" is defined in Section 1.2.
"Treasury" means the U.S. Department of the Treasury.

"U.S. Export Controls" is defined in Section 2.34(a).
"Working Capital Adjustment" is defined in Section 1.3(a)(i).
9.2.            Construction.
(a) For purposes of this Agreement, whenever the context requires:  the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b) Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c) The words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."
(d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement, and exhibits and schedules to this Agreement or to the Company Disclosure Schedule, as the context may require.  References to "Schedule" or "Schedules" are intended to refer to the Company Disclosure Schedule.  The Company Disclosure Schedule shall be deemed a part of, and is incorporated by reference into, this Agreement.
(e) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(f) Whenever this Agreement requires the disclosure of an agreement on the Company Disclosure Schedule or the delivery to Buyer of an agreement, that disclosure requirement or delivery requirement, as applicable, shall also require the disclosure or delivery of each and every amendment, extension, exhibit, attachment, schedule, addendum, appendix, statement of work, change order, and any other similar instrument or document relating to that agreement.
(g) References to "Dollars" and "$" mean dollars in lawful currency of the United States of America.
(h) All references to accounting terms shall be interpreted in accordance with GAAP, unless otherwise specified.
ARTICLE X

 GENERAL PROVISIONS
10.1.            Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission with confirmation retained, sent by overnight courier, postage prepaid with proof of delivery from the courier requested, or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when received, as follows:
(i)            if to Buyer, to:

PTC Inc.
140 Kendrick Street
Needham, MA 02494
Attention: General Counsel
Facsimile: 781-370-5735
with a copy (which shall not constitute notice) to:
Morgan, Lewis & Bockius LLP
One Federal Street
Boston, Massachusetts  02110
Attention:                          Laurie A. Cerveny
Facsimile:                          (617) 951-8836
(ii)            if to the Company, to:
Kepware, Inc.
400 Congress Street
Portland, ME 04101
Attention:   Anthony F. Paine, Jr.

(iii)            if to Seller, to:
EAP Holdings, Inc.
c/o:  G. Corson Ellis, III
28 Pirate Cove
Freeport, ME 04032

EAP Holdings, Inc.
c/o: Anthony F. Paine, Jr.
60 Maeve's Way
Cumberland Foreside, ME 04110

EAP Holdings, Inc.
c/o:  Brett Austin
215 Tuttle Road
Cumberland, ME 04021

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention:  Robert P. Whalen, Jr.
      Mark S. Opper
Facsimile: (617) 801-8906
(iv)            if to Seller Owner, to:
The addresses set forth in Schedule I

with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention:  Robert P. Whalen, Jr.
      Mark S. Opper
Facsimile: (617) 801-8906
10.2.            Entire Agreement.  Except for the Confidentiality Agreement, this Agreement, the Related Agreements, the schedules and Exhibits hereto and thereto, the Company Disclosure Schedules, and the documents and instruments and other agreements among the parties hereto referenced herein constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.
10.3.            Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
10.4.            Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
10.5.            Operation of the Company.
(a) Except for the obligations in Section 5(a) of Schedule 1.8, after the Closing, Buyer shall have sole discretion with regard to all matters relating to the operation of the Company and the Subsidiaries, and Buyer shall have no obligation to operate the Company or the Subsidiaries in order to achieve any Earn-Out Consideration, or to maximize the amount of any Earn-Out Consideration.
(b) Seller acknowledges that (i) there is no assurance that the Seller will receive any Earn-Out Consideration and Buyer has not promised or projected any Earn-Out Consideration, and (ii) the parties solely intend the express provisions of this Agreement to govern their contractual relationship.
10.6.            Expenses.
(a) In the event the Transactions are not consummated, all fees and expenses incurred in connection with the Transactions, including all legal, accounting, tax and financial advisory, consulting, investment banking and all other fees and expenses of third parties shall be the obligation of the party incurring such fees and expenses.

(b) Notwithstanding any provision of this Agreement to the contrary, the parties hereto acknowledge and agree that the fees and expenses of the Escrow Agent shall be borne by Buyer.
10.7.            Successors and Assigns; Parties in Interest.
(a) This Agreement shall be binding upon the Company (prior to the Closing) and Seller, each Seller Owner and each of such Person's personal representatives, executors, administrators, estates, heirs, successors and assigns (if any), and Buyer and its successors and assigns, if any.
(b) No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Buyer and Seller, except that Buyer may assign its rights and delegate its obligations hereunder to any Affiliate without the consent of Seller, provided that Buyer shall also remain liable for all of its obligations hereunder.
(c) Except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than a party hereto any rights, interests, benefits or other remedies of any nature under or by reason of this Agreement.  This Agreement is intended to benefit the Indemnified Parties, the Released Parties and the Company Indemnitees and each Indemnified Party, each Released Party and each Company Indemnitee shall be deemed a third-party beneficiary of this Agreement and this Agreement shall be enforceable by the Indemnified Parties, the Released Parties and the Company Indemnitees.  Except as set forth in this Section 10.7(c), none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties and their respective successors and assigns, if any.
10.8.            Waiver.  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
10.9.            Governing Law; Venue.
(a) This Agreement shall be construed in accordance with, and governed in all respects by, the Laws of the Commonwealth of Massachusetts without regard to the Laws of such jurisdiction that would require the substantive Laws of another jurisdiction to apply.
(b) Each party to this Agreement hereby irrevocably and unconditionally agrees that any action, suit or proceeding, at law or equity, arising out of or relating to this Agreement or Related Agreements or any agreements or transactions contemplated hereby or thereby shall only be brought in any federal court in the Commonwealth of Massachusetts or any state court in Suffolk County, Commonwealth of Massachusetts, and hereby irrevocably and unconditionally expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and hereby irrevocably and unconditionally waives (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such action, suit or proceeding, and to any trial by jury to the extent permitted by applicable law. Each party hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law or commence legal proceedings or otherwise proceed against any other party in any other jurisdiction to enforce judgments obtained in any action, suit or proceeding brought pursuant to this section.

(c) Seller agrees that, if any claim, action, suit or proceeding is commenced against a Buyer Indemnified Party by any Person in or before any court or other tribunal anywhere in the world, then such Buyer Indemnified Party may proceed against Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such claim, action, suit or proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.
10.10.            Certain Waivers.
(a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR ANY RELATED AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY RELATED AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
(b) EXCEPT AS SET FORTH IN THE DEFINITION OF "LOSSES", EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY LAW, IRREVOCABLY WAIVES ANY RIGHTS THAT IT MAY HAVE TO PUNITIVE, SPECIAL, EXEMPLARY OR SIMILAR DAMAGES BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING THERETO.
(c) EACH OF THE SELLER OWNERS, COMPANY, SELLER AND BUYER (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE THAT SUCH OTHER PARTY WOULD NOT IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
10.11.            Other Remedies.  Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
10.12.            Counterparts; Facsimile Delivery.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Any signature page delivered by facsimile or electronic image transmission (including in the form of a PDF file) shall be binding to the same extent as an original signature page.  Any party that delivers a signature page by facsimile or electronic image transmission shall deliver an original counterpart to any other party that requests such original counterpart.
10.13.            Attorneys' Fees.  If any action, claim, suit or proceeding relating to this Agreement or any of the Related Agreements or the enforcement of any provision thereof is brought against any party, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements, in addition to any other relief to which the prevailing party may be entitled.
10.14.            Time of the Essence.  Time is of the essence with respect to this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by his, her or its duly authorized representative(s), as of the Agreement Date.

KEPWARE, INC.
By:  /s/ Anthony F. Paine, Jr.
Name: Anthony F. Paine, Jr.
Title:   Chief Executive Officer
EAP HOLDINGS, INC.
By:  /s/ Anthony F. Paine, Jr.
Name: Anthony F. Paine, Jr.
Title:   Chief Executive Officer

IN WITNESS WHEREOF, each of the parties to this Agreement has executed and delivered this Agreement, or caused this Agreement to be executed and delivered by his, her or its duly authorized representative(s), as of the Agreement Date.

PTC INC.
By:  /s/ James E. Heppelmann
Name: James E. Heppelmann
Title:   President and Chief Executive Officer

Solely for purposes of Sections 5.3, 5.7, 5.9, 5.10, 5.11, 5.17, 5.21 and Articles VII, IX and X hereof:
SELLER OWNERS:
/s/ G. Corson Ellis, III Name: G. Corson Ellis, III
/s/ Marion Freeman Name: Marion Freeman
/s/ Anthony Paine, Jr. Name: Anthony Paine, Jr.
/s/ Brett Austin Name: Brett Austin
/s/ Francis Corson Ellis Name: Francis Corson Ellis
/s/ Linden Farr Ellis Name: Linden Farr Ellis

The Linden F. Ellis Irrevocable Trust dated March 9, 2012 By: /s/ Francis F. Freeman Name: Francis F. Freeman Title: Trustee By: /s/ D. Scott Wise Name: D. Scott Wise Title: Trustee

The Francis Ellis Irrevocable Trust dated March 9, 2012 By: /s/ Francis F. Freeman Name: Francis F. Freeman Title: Trustee By: /s/ D. Scott Wise Name: D. Scott Wise Title: Trustee
George Corson Ellis, III, 2015 Qualified Annuity Trust u/i/d May 15, 2015 By: /s/ George Corson Ellis, III Name: George Corson Ellis, III Title: Trustee